EXHIBIT 10.1

RBS CITIZENS, NATIONAL ASSOCIATION	CREDIT AGREEMENT

This Credit Agreement is made this 2nd day of July, 2008, by and between the following parties:

RBS Citizens, National Association (the “Bank”), a national banking association having a principal place of business at 28 State Street, Boston, Massachusetts 02109; and

Cybex International, Inc. (the “Borrower”), a New York corporation duly organized and having a principal place of business at 10 Trotter Drive, Medway, Massachusetts 02053;

in consideration of the mutual covenants and benefits to be derived herefrom.

W I T N E S S E T H:

SECTION 1. DEFINITIONS AND RULES OF INTERPRETATION

1.1 Definitions. All capitalized terms used in this Agreement, any Related Agreement (as hereinafter defined) or in any certificate, report or other document made or delivered pursuant to this Agreement (unless otherwise defined therein) shall have the meanings assigned to them below.

Account means account #1303352505 maintained by the Bank in the name of the Borrower.

Accounts and Accounts Receivable include, without limitation, “accounts” and “accounts receivable” as such terms are defined in the Uniform Commercial Code.

Advance and Advances means the loans made by the Bank to the Borrower pursuant to the Revolving Credit Facility.

Affiliate means any person, corporation or other entity which directly or indirectly controls, or is controlled by, or is under common control with the Borrower or any Subsidiary.

Agreement means this Credit Agreement, as it may be amended, modified, supplemented or restated from time to time.

Applicable Margin means (i) with respect to the Revolving Credit Facility, for any LIBOR Rate Loans and any LIBOR Advantage Rate Loans, plus one and one-quarter (1.25%) percent per annum, and for any Prime Rate Loans, less one (1.00%) percent per annum, and (ii) with respect to the Unused Fee, one quarter of one (.25%) percent per annum.

Bank shall have the meaning given such term in the Preamble of this Agreement.

Borrower shall have the meaning given such term in the Preamble of this Agreement.

Business Day means:

(a) any day which is neither a Saturday or Sunday nor a legal holiday on which commercial banks are authorized or required to be closed in Boston, Massachusetts;

(b) when such term is used to describe a day on which a borrowing, payment, prepaying, or repaying is to be made in respect of any LIBOR Rate Loan or any LIBOR Advantage Rate Loan, any day which is: (i) neither a Saturday or Sunday nor a legal holiday on which commercial banks are authorized or required to be closed in New York City; and (ii) a London Banking Day; and

(c) when such term is used to describe a day on which an interest rate determination is to be made in respect of any LIBOR Rate Loan or any LIBOR Advantage Rate Loan, any day which is a London Banking Day.

Capital Assets means assets that in accordance with GAAP are required or permitted to be depreciated on a balance sheet.

Capital Expenditures means, for any period, the aggregate amount of all expenditures for the acquisition, construction, improvement, replacement or purchase of Capital Assets and Intangible Assets, including, but not limited to, expenditures under Capital Leases.

Capital Leases means capital leases, conditional sales contracts and other title retention agreements relating to the purchase or acquisition of Capital Assets.

Cash Taxes means all Income Tax liabilities incurred and paid by the Borrower during the applicable period.

Collateral shall have the meaning ascribed thereto in the Security Agreement.

Control shall be deemed to exist if any person, entity or corporation, or combination thereof shall have possession, directly or indirectly, of the power to direct the management or policies of the Borrower and shall be deemed to include UM Holdings Ltd. and its Affiliates, and any person or group which acquires, directly or indirectly, a greater percentage of the voting stock of the Borrower than UM Holdings Ltd. and its Affiliates hold at such time.

Current Maturity of Long-Term Debt (“CMLTD”) means the current maturity of long-term Indebtedness paid during the applicable period, including, but not limited to, amounts required to be paid during such period under Capital Leases.

Cybex UK means Cybex International UK Limited, a United Kingdom corporation, with a principal place of business at Oak Tree House, Atherstone Road, Measham, Derbyshire, DE12 7EL England.

Debt Service Coverage Ratio means, during the applicable period, that quotient equal to (A) the aggregate of (i) EBITDA, minus (ii) Dividends or S-distributions, minus (iii) unfinanced Capital Expenditures; divided by (B) the sum of (i) Interest and (ii) Current Maturity of Long-Term Debt and (iii) Cash Taxes; that is,

EBITDA - Dividends - unfinanced Cap X
Interest + CMLTD + Cash Taxes

Default shall have the meaning given such term in Section 9 of this Agreement.

Default Rate shall have the meaning given such term in Section 3.4 hereof.

Dividends means, for the applicable period, the aggregate of all amounts paid (without duplication) as dividends, distributions or owner withdrawals, and includes any purchase, redemption or other retirement of any shares or other ownership interest directly or indirectly through a Subsidiary or otherwise and includes return of capital to shareholders, partners or members.

Domestic Eligible Receivables means such of the Borrower’s Eligible Receivables which are owed by account debtors whose principal place of business is in the United States.

EBITDA (“EBITDA”) means, for the applicable period, for the Borrower and its Subsidiaries on a consolidated basis, an amount equal to Net Income for such period plus: (a) the following to the extent deducted in calculating such Net Income:

(i) consolidated interest charges for such period,

(ii) the provision for federal, state, provincial, local and foreign income taxes payable by the Borrower and its Subsidiaries for such period,

(iii) the amount of depreciation and amortization expense deducted in determining such Net Income,

(iv) non-cash charges for stock based compensation, and

(v) non-cash extraordinary and unusual or non-recurring writedowns or writeoffs minus (b) any extraordinary , unusual, non-recurring or non-operating gains;

all calculated for the Borrower and its Subsidiaries in accordance with GAAP on a consolidated basis.

Eligible Inventory means that portion of Borrower’s Inventory comprised of raw materials and finished goods and products (excluding work in process) valued at the lower of cost or market value, excluding (i) the Borrower’s Inventory located at: (a) any location outside of the United States or any public warehouse for which the Bank has not been furnished an inventory agreement in a form reasonably acceptable to the Bank, (b) any fulfillment house or (c) with any co-packers or (ii) Inventory comprised of manuals, packaging materials or promotional items, and less any amounts reserved for by the Borrower (excluding reserves relating to excluded inventory categories) on its most recent financial statements.

Eligible Receivables means such of the Borrower’s Accounts and Accounts Receivable as arise in the ordinary course of the Borrower’s business for goods sold and/or services rendered by the Borrower, which Accounts and Accounts Receivable have been determined by the Bank to be satisfactory and have been earned by performance and are owed to the Borrower by such of the

Borrower’s trade customers as the Bank determines to be satisfactory, in the Bank’s sole reasonable discretion in each instance. Eligible Receivable shall not include the following Accounts and Accounts Receivable:

(a) any which is evidenced by promissory notes or chattel paper (unless otherwise agreed to by the Bank in its sole and absolute discretion);

(b) any which is owed by employees or Affiliates of the Borrower;

(c) any which is more than sixty (60) days old as measured from due date;

(d) [Intentionally Omitted.];

(e) any which arises out of any sale made on a “bill and hold,” dating, bonded, or delayed shipping basis;

(f) any as to which the account debtor holds or is entitled to any claim, counterclaim, set off, or chargeback, or which constitutes retainage;

(g) any which is subject to a lien in favor of any person or entity other than the Bank;

(h) any amount which in the aggregate exceeds $300,000 which is owed by the United States federal government unless properly perfected with an assignment of claims in accordance with applicable law;

(i) any on which the Bank does not have a properly perfected first security interest;

(j) any which are due from any single account debtor if more than fifty percent (50%) of the aggregate amount of all Accounts Receivable owing from such account debtor is more than sixty (60) days old as measured from due date; and

(k) any which the Bank in its reasonable discretion considers unacceptable for any reason.

Events of Default shall have the meaning given such term in Section 9 of this Agreement.

Foreign Eligible Receivables means such of the Borrower’s Eligible Receivables which are owed by account debtors whose principal place of business is not in the United States.

Funding Date means the      day of July, 2008.

Generally Accepted Accounting Principles (“GAAP”) means generally accepted accounting principles in the United States of America, as from time to time in effect; provided, however, that for purposes of compliance with this Agreement and the related definitions, GAAP means such principles as in effect on the date of the preparation and delivery of the financial statements described in Section 6.1 and consistently followed, without giving effect to any subsequent changes other than changes consented to in writing by the Bank.

Guarantor means Cybex UK and any other Person who may become a Guarantor of the Borrower’s obligations to the Bank.

Guaranty shall have the meaning given such term in Section 3.9 of this Agreement.

Hedging Contracts means, interest rate swap agreements, interest rate cap agreements and interest rate collar agreements, or any other agreements or arrangements entered into between the Borrower and the Bank and designed to protect the Borrower against fluctuations in interest rates or currency exchange rates.

Hedging Obligations means, with respect to the Borrower, all liabilities of the Borrower to the Bank under Hedging Contracts.

Indebtedness means all obligations that in accordance with GAAP should be classified as liabilities upon a balance sheet or to which reference should be made by the footnotes thereto.

Indemnified Person shall have the meaning given that term in Section 10.6 of this Agreement.

Intangible Assets means the sum of Indebtedness due from Affiliates, Subsidiaries, officers, directors, employees or shareholders and related parties, plus assets that in accordance with GAAP are properly classifiable as intangible assets, including, but not limited to, goodwill, franchises, licenses, patents, trademarks, trade names and copyrights.

Interest Payment Date means: (a) as to any Prime Rate Loan, the first Business Day of the calendar month which follows the date such Prime Rate Loan, as applicable, was advanced by the Bank and on the like day of each calendar month thereafter; (b) as to any LIBOR Advantage Rate Loan, initially, the 2nd day of August, 2008, and thereafter the numerically corresponding date of each month, provided that if a month does not contain a day that numerically corresponds to the date of the Interest Payment Date, the Interest Payment Day shall be last day of such month; and (c) as to any LIBOR Rate Loan with an Interest Period of three months or less, the last Business Day of such Interest Period, and as to any LIBOR Rate Loan having an Interest Period longer than three months, each Business Day which is three months (or a whole multiple thereof) after the first day of such Interest Period, and the last day of such Interest Period, provided that if a month does not contain a day that numerically corresponds to the date of the Interest Payment Date, the Interest Payment Date shall be the last Business Day of such month.

Interest Period means:

for any Prime Rate Loan, consecutive periods of one (1) day each;

for any LIBOR Advantage Rate Loan (Interest Periods for which may also be referred to as “LA Interest Periods”), initially, the period commencing as of the date of this Agreement (the “Start Date”) and ending on the numerically corresponding date one month later and thereafter each corresponding period ending on the day of such month that numerically corresponds to the Start Date, and if an Interest Period is to end in a month for which there is no day which numerically corresponds to the Start Date, the Interest Period will end on the last Business Day of such month; notwithstanding the date of commencement of any LA Interest Period, interest shall only begin to accrue as of the date the initial LIBOR Advantage Rate Loan was made;

for any LIBOR Rate Loan (Interest Periods for which may also be referred to as “LIBOR Interest Periods”),

(i) initially, the period beginning on (and including) the date on which such LIBOR Rate Loan is made or continued as, or converted into, a LIBOR Rate Loan pursuant to Section 3.1 and ending on (but excluding) the day which numerically corresponds to such date one, two, three, six or twelve months thereafter (or, if such month has no numerically corresponding day, on the last Business Day of such month), in each case as the Borrower may select in its notice pursuant to Section 3.1; and

(ii) thereafter, each period commencing on the last day of the next preceding Interest Period applicable to such LIBOR Rate Loan and ending one, two, three, six, nine or twelve months thereafter as selected by the Borrower by irrevocable notice to the Bank pursuant to Section 3.1;

provided, however, that:

(a) the Borrower shall not be permitted to select Interest Periods for Advances made pursuant to the Revolving Credit Facility to be in effect at any one time which have expiration dates occurring on more than three (3) different dates;

(b) Interest Periods commencing on the same date for LIBOR Rate Loans or LIBOR Advantage Rate Loans comprising part of the same Advance under this Agreement shall be of the same duration;

(c) Interest Periods for LIBOR Rate Loans in connection with which Borrower has or may incur Hedging Obligations with the Bank shall be of the same duration as the relevant periods set under such Hedging Obligation;

(d) if such Interest Period would otherwise end on a day which is not a Business Day, such Interest Period shall end on the next following Business Day unless such day falls in the next calendar month, in which case such Interest Period shall end on the first preceding Business Day; and

(e) no Interest Period may end later than the Revolving Credit Termination Date.

Internal Revenue Code means the Internal Revenue Code of 1986, as amended from time to time.

Inventory means all goods now owned or hereinafter acquired and intended for sale, including raw materials, work-in-process and finished goods, which would, in accordance with GAAP, be classified as inventory.

L/C Notice shall have the meaning assigned to it in Section 2.8(a).

Letters of Credit shall mean Letters of Credit issued for the account of the Borrower in accordance with the provisions of Section 2.8.

Leverage Ratio means, as of the applicable measurement date, the ratio of Total Funded Debt to EBITDA.

LIBOR Advantage Rate means relative to any LA Interest Period, the offered rate for delivery in two London Banking Days of deposits of U.S. Dollars which the British Bankers’ Association fixes as its LIBOR rate as of 11:00 a.m. London time on the day on which the LA Interest Period commences. If the first day of any LA Interest Period is not a day which is both a (i) Business Day, and (ii) a London Banking Day, the LIBOR Advantage Rate shall be determined in reference to the next preceding day which is both a Business Day and a London Banking Day. If for any reason the LIBOR Advantage Rate is unavailable and/or the Bank is unable to determine the LIBOR Advantage Rate for any LA Interest Period, the Bank may, at its discretion, either: (a) select a replacement index based on the authentic means of quotations, if any, of the interbank offered rate by first class banks in London or New York with comparable maturities or (b) accrue interest at a rate equal to the Bank’s Prime Rate as of the first day of any LA Interest Period for which the LIBOR Advantage Rate is unavailable or can not be determined.

LIBOR Advantage Rate Loan means any loan or Advance the rate of interest applicable to which is based upon the LIBOR Advantage Rate.

LIBOR Breakage Fee shall have the meaning given such term in Section 3.7(b) of this Agreement.

LIBOR Lending Rate means, relative to any LIBOR Rate Loan to be made, continued or maintained as, or converted into, a LIBOR Rate Loan for any Interest Period, a rate per annum determined pursuant to the following formula:

LIBOR Lending Rate	=	LIBOR RATE
(1.00 - LIBOR Reserve Percentage)

LIBOR Rate means relative to any Interest Period for LIBOR Rate Loans, the offered rate for deposits of U.S. Dollars in an amount approximately equal to the amount of the requested LIBOR Rate Loan for a term coextensive with the designated Interest Period which the British Bankers’ Association fixes as its LIBOR rate as of 11:00 a.m. London time on the day which is two (2) London Banking Days prior to the beginning of such Interest Period.

LIBOR Rate Loan means any loan or Advance the rate of interest applicable to which is based upon the LIBOR Rate.

LIBOR-Reference Banks Lending Rate means, relative to a LIBOR-Reference Banks Rate Loan for any Interest Period, a rate per annum determined pursuant to the following formula:

LIBOR-Reference Banks Lending Rate	=	LIBOR-Reference Banks Rate
(100 - LIBOR Reserve Percentage)

LIBOR-Reference Banks Loan means the Loan for any period(s) when the rate of interest applicable to the Loan is calculated by reference to the LIBOR-Reference Banks Rate.

LIBOR-Reference Banks Rate means relative to any Interest Period for LIBOR-Reference Banks Loans, the rate for which deposits in U.S. Dollars are offered by the Reference Banks to prime banks in the London interbank market in an amount approximately equal to the amount requested LIBOR-Reference Banks Loan at approximately 11:00 a.m., London time on the day that is two London Banking Days prior to the beginning of such Interest Period. The Bank will request the principal London office of each of the Reference Banks to provide a quotation of its rate. If at least two such quotations are provided, the rate for such date will be the arithmetic mean of the quotations. If fewer than two quotations are provided as requested, the rate for such date will be the arithmetic mean of the rates quoted by major banks in New York City selected by the Bank, at approximately 11:00 a.m. New York City time for loans in U.S. Dollars to leading European banks for such Interest Period and in an amount approximately equal to the amount requested LIBOR-Reference Banks Loan.

LIBOR Reserve Percentage means, relative to any day of any LIBOR Interest Period, the maximum aggregate (without duplication) of the rates (expressed as a decimal fraction) of reserve requirements (including all basic, emergency, supplemental, marginal and other reserves and taking into account any transitional adjustments or other scheduled changes in reserve requirements) under any regulations of the Board of Governors of the Federal Reserve System (the “Board”) or other governmental authority having jurisdiction with respect thereto as issued from time to time and then applicable to assets or liabilities consisting of “Eurocurrency Liabilities”, as currently defined in Regulation D of the Board, having a term approximately equal or comparable to such LIBOR Interest Period.

Loan or Loans means any Advances made pursuant to the Revolving Credit Facility.

Loan Request shall have the meaning given that term in Section 3.1(a) of this Agreement.

London Banking Day means a day on which dealings in US dollar deposits are transacted in the London interbank market.

Material Adverse Effect means any event or occurrence which has a material adverse effect on the business, assets, financial condition, operations or prospects of the Borrower and its Subsidiaries, taken as a whole.

Maximum Availability shall have the meaning given such term in Section 2.1(b) hereof.

Net Income means net income as determined in accordance with GAAP.

Note means the Revolving Credit Note.

Notice of Rate Selection shall have the meaning given that term in Section 3.1(b) of this Agreement.

Permitted Liens shall have the meaning given that term in Section 4.11 of this Agreement.

Person shall mean any individual, partnership, joint venture, firm, corporation, limited liability company, association, trust or other entity or enterprise (whether or not incorporated).

Prime Rate means a fluctuating rate of interest per annum equal to that rate per annum announced by RBS Citizens, National Association or any successor, from time to time, as being its corporate base rate, base rate or prime rate of interest, with a change in the Prime Rate to take effect simultaneously with each change in such announced rate. It is understood that such announced corporate base rate, base rate or prime rate is merely a reference rate, not necessarily the lowest rate, which serves as the basis upon which effective rates of interest are calculated for obligations making reference thereto.

Prime Rate Loan means any loan or Advance the rate of interest applicable to which is based upon the Prime Rate.

Reference Banks means four major banks in the London interbank market.

Release shall have the meaning given that term in Section 10.6 of this Agreement.

Related Agreements means the various documents, instruments and agreements delivered by the Borrower to the Bank in connection with the establishment of the Loan.

Revolving Credit Facility shall have the meaning given that term in Section 2.1(a) of this Agreement.

Revolving Credit Facility Limit shall mean Fifteen Million Dollars ($15,000,000.00).

Revolving Credit Loans means revolving credit Advances made or to be made by the Bank to the Borrower pursuant to Section 2 hereof.

Revolving Credit Note means the promissory Revolving Credit Note executed and delivered by the Borrower, which evidences the Revolving Credit Facility as provided in Section 2.1 of this Agreement.

Revolving Credit Termination Date means July 2, 2011.

Security Agreement shall have the meaning given such term in Section 3.9 of this Agreement.

Solvent means (a) the fair value of the property of the subject person or entity, exceeds its/their total liabilities (including probable liability in respect of contingent liabilities), (b) the present fair saleable value of the assets of such person or entity is not less than the amount that will be required to pay its probable liability on its debts as they become absolute and matured, (c) such person or entity does not intend to, and does not believe that it will, incur debts or liabilities beyond its ability to pay as such debts and liabilities mature, and (d) such person or entity is not engaged, and is not about to engage, in business or a transaction for which its property would constitute an unreasonably small capital.

Start Date shall have the meaning given such term in the text of the definition “Interest Period” in Section 1.1 of this Agreement.

Subordinated Debt means Indebtedness of Borrower subordinated in writing in a manner approved by the Bank to the prior payment, in full, of the Note.

Subsidiary means any corporation, person or entity, a majority of whose outstanding shares or other ownership interests having ordinary voting powers, shall at any time be owned or Controlled by the Borrower or one or more of its Subsidiaries.

Taxes means all taxes, charges, fees, duties, levies or other assessments, including income, gross receipts, net proceeds, ad valorem, turnover, real and personal property (tangible and intangible), sales, use, franchise, excise, value added, stamp, leasing, lease, user, transfer, fuel, excess profits, occupational, interest equalization, windfall profits, severance, employee’s income withholding, unemployment and social security taxes, which are imposed by any governmental authority, and such item shall include any interest, penalties or additions to tax attributable thereto, but excluding taxes imposed on or measured by the Bank’s net income or receipts.

Total Assets means total assets determined in accordance with GAAP.

Total Funded Debt shall mean the aggregate of all amounts outstanding under any Capital Leases, the Revolving Credit Facility, and any other bank debt.

Total Liabilities means total Indebtedness determined in accordance with GAAP.

Unfinanced Capital Expenditures means Capital Expenditures minus long term Indebtedness incurred in connection with such Capital Expenditures.

Uniform Commercial Code (“UCC”) means the Uniform Commercial Code as in effect in Massachusetts (Massachusetts General Laws, Chapter 106, §§1-101, et seq.).

1.2 Accounting Terms. All terms of an accounting character shall have the meanings assigned thereto by GAAP applied on a basis consistent with the financial statements referred to in Section 6.1 of this Agreement, modified to the extent, but only to the extent, that such meanings are specifically modified herein.

1.3 Rules of Interpretation. The following rules of interpretation shall govern this Agreement:

(i) A reference to any document or agreement shall include such document or agreement as amended, modified or supplemented from time to time in accordance with its terms and the terms of this Agreement.

(ii) The singular includes the plural and the plural includes the singular.

(iii) A reference to any law includes any amendment or modification to such law.

(iv) A reference to any person includes its permitted successors and permitted assigns.

(v) The words “include”, “includes” and “including” are not limiting.

(vi) All terms not specifically defined herein or by GAAP, which terms are defined in the Uniform Commercial Code as in effect in the Commonwealth of Massachusetts, have the meanings assigned to them therein.

(vii) The words “herein”, “hereof”, “hereunder” and words of like import shall refer to this Agreement as a whole and not to any particular section or subdivision of this Agreement.

SECTION 2. THE REVOLVING CREDIT FACILITY

2.1 The Revolving Credit Facility.

(a) Pursuant to the terms of this Agreement and upon the satisfaction of the conditions precedent and referred to in Section 5 hereof, the Bank hereby establishes a revolving line of credit (the “Revolving Credit Facility”) in the Borrower’s favor pursuant to which the Borrower may borrow from the Bank advances for working capital purposes, letters of credit and general corporate purposes as set forth herein not to exceed the Revolving Credit Facility Limit, less in each instance the aggregate amount of any Letters of Credit issued for the benefit of the Borrower. The Borrower may request Advances in an aggregate amount not to exceed the lesser of the Revolving Credit Facility Limit and the Maximum Availability (as defined below). All Loans made by the Bank under this Agreement, and all of the Borrower’s other liabilities to the Bank under or pursuant to this Agreement, are payable on the Revolving Credit Termination Date. If any Advances are made during the period from the date hereof through the Revolving Credit Termination Date, unless an Event of Default occurs, the Borrower may borrow, repay and reborrow in accordance with this Agreement. All loans made by the Bank under this Agreement, and all of the Borrower’s other liabilities to the Bank under or pursuant to this Agreement, are payable on the Revolving Credit Termination Date.

(b) As used herein, the term “Maximum Availability” refers at any time to the lesser of (i) or (ii), below:

(i)	up to (A) Fifteen Million Dollars ($15,000,000.00); minus (B) the sum of the aggregate amounts then undrawn on all outstanding letters of credit, acceptances, or any other accommodations issued or incurred by the Bank for the account and/or the benefit of the Borrower.

(ii)	up to (A) eighty five percent (85%) of Domestic Eligible Receivables; plus (B) fifty percent (50%) of Foreign Eligible Receivables; plus (C) fifty percent (50%) of the value of Borrower’s Eligible Inventory; minus (D) the sum of the aggregate amounts then undrawn on all outstanding letters of credit, acceptances, or any other accommodations issued or incurred by the Bank for the account and/or the benefit of the Borrower.

(c) The Revolving Credit Facility is established for the purpose of financing the Borrower’s working capital, letters of credit and general business needs, and Advances under the Revolving Credit Facility shall be evidenced by the Revolving Credit Note, which shall be in substantially the form of Exhibit A annexed hereto.

2.2 Advances. The Revolving Credit Facility shall be evidenced by, among other things, the Revolving Credit Note, and interest on each Advance made pursuant to the Revolving Credit Facility shall be paid in arrears. Interest on each Advance made pursuant to the Revolving Credit Facility shall accrue as set forth in Section 2.3 below and shall be paid in arrears. All unpaid principal amounts due under all Advances, plus accrued interest and costs thereon, shall be paid in full and satisfied on the Revolving Credit Termination Date. Requests for Advances shall be made pursuant to Section 3.1 of this Agreement.

2.3 Interest on Advances. Except as otherwise provided in Section 3.4, the outstanding principal balance of each Advance made pursuant to the Revolving Credit Facility shall bear interest based upon either the Prime Rate, the LIBOR Rate or the LIBOR Advantage Rate at a per annum rate during each Interest Period at the rate selected by the Borrower from the interest rate options provided below:

(a) To the extent that all or any portion of an Advance bears interest during an Interest Period by reference to the Prime Rate, as may be selected by the Borrower in accordance with Section 3.1 hereof, such Advance shall bear interest during such Interest Period at a per annum rate equal to the Prime Rate less the Applicable Margin.

(b) To the extent that all or any portion of an Advance bears interest during a LIBOR Interest Period by reference to the LIBOR Rate, as may be selected by the Borrower in accordance with Section 3.1 hereof, such Advance shall bear interest during such LIBOR Interest Period at a per annum rate equal to the aggregate of the LIBOR Rate as then in effect, plus the Applicable Margin.

(c) To the extent that all or any portion of an Advance bears interest during an LA Interest Period by reference to the LIBOR Advantage Rate, as may be selected by the Borrower in accordance with Section 3.1 hereof, such Advance shall bear interest during such LA Interest Period at a per annum rate equal to the aggregate of the LIBOR Advantage Rate as then in effect, plus the Applicable Margin.

2.4 Payments of Principal and Interest. Interest accruing on Advances made under the Revolving Credit Note shall be payable in arrears on each Interest Payment Date. If not sooner paid, all principal and all accrued and unpaid interest shall be due and payable on the Revolving Credit Termination Date.

2.5 Mandatory Prepayment. If, at any time, the aggregate principal amount of all Advances made and outstanding under the Revolving Credit Facility shall exceed the Maximum Availability, the Borrower shall immediately prepay so much of the outstanding principal balance, together with accrued interest on the portion of principal so prepaid, as shall be necessary in order that the unpaid principal balance of all Revolving Credit Loans outstanding under the Revolving Credit Facility, after giving effect to such prepayments, shall not be in excess of the Maximum Availability. Any such prepayment will, at the option of the Bank, be applied first to the payment of all costs and expenses incurred by the Bank and arising out of this Agreement, the Revolving Credit Note or any Related Agreement and which has not been paid or reimbursed to the Bank, second to accrued interest to the date of the prepayment, and third to the outstanding principal under the Revolving Credit Facility. The making of loans, Advances and credits by the Bank in excess of availability is for the benefit of the Borrower and does not affect the obligations of the Borrower hereunder. The making of any such loans, Advances, and credits in excess of the Revolving Credit Facility Limit, on any one occasion shall not obligate the Bank to make any such loans, credits, or Advances on any other occasion nor to permit such loans, credits, or Advances to remain outstanding.

2.6 Advances in Excess of Availability. The making of loans, advances and credits by the Bank in excess of availability is for the benefit of the Borrower and does not affect the obligations of the Borrower hereunder; such loans constitute Indebtedness. The making of any such loans, advances, and credits in excess of the Maximum Availability on any one occasion shall not obligate the Bank to make any such loans, credits, or advances on any other occasion nor to permit such loans, credits, or advances to remain outstanding.

2.7 Risks of Value of Accounts and of Inventory. The Bank’s reference to a given asset of the Borrower for monitoring concerning the Bank’s making of loans, credits, and advances under the Revolving Credit Facility shall not be deemed a determination by the Bank relative to the actual value of the asset in question. All risks concerning the creditworthiness of all Accounts and Inventory of the Borrower are and remain upon the Borrower. Reference by the Bank to a particular Account for monitoring purposes shall not obligate the Bank to rely upon any other Accounts owed by the same account debtor to be acceptable for borrowing nor to continue to rely upon that Account.

2.8 Letters of Credit.

(a) Subject to the terms of this Agreement, so long as there has not theretofore occurred and be continuing an Event of Default, the Borrower may request that the Bank issue Letters of Credit on the Borrower’s account for purposes reasonably acceptable to the Bank, provided that the sum of the outstanding Letters of Credit and the aggregate principal amount of all Advances outstanding under the Revolving Credit Facility shall not exceed the Maximum Availability. Any and all Letters of Credit issued by the Bank in favor of the Borrower and outstanding on the date of this Agreement shall be deemed to be Letters of Credit issued and outstanding under this Agreement. The Borrower may request that the Bank issue a Letter of Credit by written notice (the “L/C Notice”) given to the Bank not less than two (2) Business Days prior to the proposed date of issuance of such Letter of Credit. The L/C Notice shall specify the proposed date of issuance and the beneficiary and amount of such Letter of Credit, and shall be accompanied by a letter of credit application completed to the satisfaction of, and with such amendments and modifications as may be deemed necessary by, the Bank.

(b) The Borrower hereby agrees to reimburse the Bank for all draws made under such Letters of Credit, plus interest and costs including attorneys’ fees. Each Letter of Credit request shall be accompanied by an application completed by the Borrower to the satisfaction of the Bank whereby the Borrower will agree, among other things, to reimburse the Bank for any draws made with respect to such Letters of Credit, plus all interest and costs. Any unpaid reimbursement obligations may, at the Bank’s discretion, be repaid by an Advance under the Revolving Credit Facility hereunder.

(c) Each such Letter of Credit issued by the Bank shall expire no later than thirty (30) days prior to the Revolving Credit Termination Date and shall be subject to the Uniform Customs Practice for Documentary Credits ICC Pub. No. 500 and International Standby Practices (ISP 98) promulgated by the Institute of International Banking Law & Practice. Upon the occurrence and continuance of an Event of Default or in the event that any Letters of Credit are outstanding within thirty (30) days of the Revolving Credit Termination Date, the Borrower shall, at the Bank’s request, provide the Bank with cash collateral to secure the Borrower’s reimbursement obligations in an amount equal to the face amount of all such outstanding Letters of Credit, plus ten percent (10.0%).

(d) In connection with the issuance of any Letter of Credit, the Borrower shall pay to the Bank at the time of issuance, in full and for the entire term of the Letter of Credit, a “Letter of Credit Fee” equal to one percent (1.00%) of the maximum drawing amount of such Letter of Credit, as well as all other normal and customary fees charged by Bank generally in connection with the issuance, amendment, extension and transfer of letters of credit. The Borrower hereby authorizes and directs the Bank, in Bank’s sole discretion (provided, however, Bank shall have no obligation to do so) to pay all such fees and costs as the same become due and payable and to treat the same as an Advance pursuant to this Agreement.

(e) The Bank shall be entitled to rely on any letter of credit, draft, writing, resolution, notice, consent, certificate, affidavit, letter, cablegram, telegram, telecopy, telex, or teletype message, statement or order or other document believed by it to be genuine and correct and to have been signed, sent or made by the proper person or persons and upon the advice and statements of legal counsel, independent accountants and other experts as selected by the Bank. It is understood and agreed that the Bank shall not have any liability for, and that the Borrower assume all responsibility for: (a) the genuineness of any signature; (b) the form, correctness, validity, sufficiency, genuineness, falsification and legal effect of any draft, certification or other document required by a Letter of Credit or the authority of the person signing the same; (c) the failure of any instrument to bear any reference or adequate reference to a Letter of Credit or the failure of any persons to note the amount of any instrument on the reverse of a Letter of Credit or to surrender a Letter of Credit or otherwise to comply with the terms and conditions of a Letter of Credit; (d) the good faith or acts of any person other than the Bank and its agents and employees; (e) the existence, form, sufficiency or breach of or default under any agreement or instrument of any nature whatsoever; (f) any delay in giving or failure to give any notice, demand or protest; and (g) any error, omission, delay in or non-delivery of any notice or other communication, however sent. The determination as to whether the required documents are presented prior to the expiration of a Letter of Credit and whether such other documents are in proper and sufficient form for compliance with a Letter of Credit shall be made by the Bank in its sole discretion, which determination shall be conclusive and binding upon the Borrower. It is agreed that the Bank may honor, as complying with the terms of the Letters of Credit and this Agreement, any documents otherwise in order and signed or issued by the beneficiary thereof. Any action, inaction or omission on the part of the Bank under or in connection with the Letters of Credit or any related instruments or documents, if in good faith and in conformity with such laws, regulations or commercial or banking customs as the Bank may reasonably deem to be applicable, shall be binding upon the Borrower, shall not place the Bank under any liability to the Borrower, and shall not affect, impair or prevent the vesting of any of the Bank’s rights or powers hereunder or the Borrower’ obligation to make full reimbursement. The Borrower’s obligations for all Letters of Credit issued on its account shall be absolute and unconditional under any and all circumstances irrespective of the occurrence of any Event of Default or any condition precedent whatsoever or any setoff, counterclaim or defense to payment which the Borrower may have or have had against the Bank or any beneficiary under a Letter of Credit issued by the Bank on the Borrower’s account. The Borrower further agrees that any action taken or omitted by the Bank under or in connection with any letter of credit issued on account of the Borrower and any related drafts and documents shall, absent the Bank’s gross negligence or willful misconduct, be binding upon the Borrower and shall not result in any liability on the part of the Bank.

2.9 Unused Fee. The Borrower shall pay to the Bank a fee (the “Unused Fee”) on all unused amounts on the Revolving Credit Facility. The Unused Fee shall be computed by multiplying (x) the Applicable Margin (determined as set forth for computation of the Unused Fee set forth in Section 1.1 hereof) by (y) the Revolving Credit Facility Limit, less the aggregate of the: (i) average daily balance of Advances outstanding on the Revolving Credit Facility during the preceding quarter, plus (ii) the average of all outstanding Letters of Credit for such quarter. The Unused Fee shall be payable quarterly in arrears commencing on October 1, 2008 and on the first day of each successive quarter thereafter and upon the Revolving Credit Termination Date, with the Unused Fee being in consideration of the Advances made hereunder and being deemed earned as incurred.

2.10 Master SWAP Agreements. At any time and from time to time after the date of this Agreement, absent the occurrence of an Event of Default, the Borrower may enter into one or more Hedging Contracts and incur Hedging Obligations by, in each such instance, executing and delivering to the Bank an International SWAP Dealers Association, Inc. Master Agreement (each, a “Master Swap Agreement”), thereby fixing the interest rate payable on portions the proceeds of the Revolving Credit Facility. Provided that a Master Swap Agreement contains language permitting termination of the same by either party, the maturity date of such Master Swap Agreement may be later than the Revolving Credit Termination Date, otherwise, such Master Swap Agreement must mature on or before the Revolving Credit Termination Date.

SECTION 3. GENERAL PROVISIONS RELATING TO THE LOANS

3.1 Loan Requests, Selection of Interest Rates, and Rate Conversions.

(a) The Borrower shall give the Bank written notice of a request for an Advance (each a “Loan Request”) under the Revolving Credit Facility on any Business Day, such notice being in the form of Exhibit B annexed hereto (or telephonic notice immediately confirmed in a writing in the form of Exhibit B hereto). The Loan Request for each Advance requested hereunder shall be given (a) no later than 10:00 a.m. (Boston time) on the proposed Advance date for any Prime Rate Loan, and (b) no later than 10:00 a.m. (New York time) at least two (2) Business Days prior to the proposed Advance (nor more than five (5) Business Days before the proposed Advance) for any LIBOR Rate Loan or LIBOR Advantage Rate Loan. Each such Loan Request shall specify (i) the principal amount of the Advance requested, (ii) the proposed interest rate applicable to such Advance, and (iii) if any such Advance is a LIBOR Rate Loan, the LIBOR Interest Period applicable for such Advance. LIBOR Rate Loans shall be made in a minimum amount of $100,000.00 and integral multiples of $10,000.00. Each Loan Request shall be irrevocable and binding on the Borrower and shall obligate the Borrower to accept the Advance requested from the Bank, on the terms and subject to the conditions of this

Agreement. Each Advance shall be made available to the Borrower no later than 11:00 a.m. (Boston time) on the first day of the applicable Interest Period by deposit to the account of the Borrower as shall have been specified in its Loan Request. If any Advance is made, the Bank may, at its option, record on the books and records of the Bank or endorse on a schedule attached to the Revolving Credit Note, an appropriate notation evidencing any Advance, each repayment on account of the principal thereof and the amount of interest paid; and the Borrower authorizes the Bank to maintain such records or make such notations and agrees that the amount shown on the books and records or on said schedule, as applicable, as outstanding from time to time shall constitute the amount owing to the Bank pursuant to this Agreement, absent manifest error. In the event the amount shown on the schedule conflicts with the amount as due pursuant to the books and records of the Bank, the books and records of the Bank shall control the disposition of the conflict.

(b) In the case of an Advance of any Loan already made, the Borrower shall give the Bank written notice of an interest rate selection (each a “Notice of Rate Selection”) in the form of Exhibit C annexed hereto) (or telephonic notice immediately confirmed in a writing in the form of Exhibit C annexed hereto) as follows: (i) for any Prime Rate Loan, no later than 10:00 a.m. (Boston time) on the day prior to the last day of the Interest Period; and (ii) for any LIBOR Rate Loan or LIBOR Advantage Rate Loan, no later than 10:00 a.m. (New York time) two (2) Business Days prior to the last day of the Interest Period. Each such notice shall specify the duration of the selected Interest Period. Each interest rate selection shall be irrevocable and binding on the Borrower.

(c) LIBOR Advantage Rate Loans and LIBOR Rate Loans shall mature and become payable in full on the last day of the Interest Period relating to such LIBOR Advantage Rate Loans or LIBOR Rate Loans, as applicable. Upon maturity, a LIBOR Advantage Rate Loan and/or a LIBOR Rate Loan may be continued for an additional Interest Period or may be converted to a Prime Rate Loan or other interest rate as may be selected by the Borrower from the options and in accordance with the terms of this Agreement.

(d) By delivering a continuation/conversion notice to the Bank on or before 10:00 a.m., New York time, on a Business Day, the Borrower may from time to time irrevocably elect, on not less than two (2) nor more than five (5) Business Days’ notice, that all, or any portion of any LIBOR Advantage Rate Loan or any LIBOR Rate Loan, in an aggregate minimum amount of $100,000.00 and integral multiples of $10,000.00, be converted on the last day of an Interest Period into a LIBOR Advantage Rate Loan or LIBOR Rate Loan with a different Interest Period, or converted to a Prime Rate Loan, or continued on the last day of an Interest Period as a LIBOR Advantage Rate Loan or LIBOR Rate Loan with a similar Interest Period, provided, however, that no portion of the outstanding principal amount of any LIBOR Rate Loans may be converted to LIBOR Rate Loans of a different duration if such LIBOR Rate Loans relate to any Hedging Obligations or when any default or Event of Default has occurred and is continuing, and further provided that all accrued interest on the principal amount of any LIBOR Advantage Rate Loan to be converted hereunder shall be paid in full. In the absence of delivery of a continuation/conversion notice with respect to any LIBOR Advantage Rate Loans or LIBOR Rate Loan at least two (2) Business Days before the last day of the then current Interest Period with respect thereto, such LIBOR Advantage Rate Loan or LIBOR Rate Loan shall, on such last day, automatically convert to a loan that accrues interest by reference to the Prime Rate.

(e) Without in any way limiting the Borrower’s obligation to confirm in writing any telephonic notice, the Bank may act without liability upon the basis of telephonic notice believed by the Bank in good faith to be from the Borrower prior to receipt of written confirmation. In each case, the Borrower waives the right to dispute the Bank’s record of the terms of such telephonic notice of rate selection in the absence of manifest error.

3.2 Prepayments.

(a) The Borrower may prepay any Prime Rate Loan or any LIBOR Advantage Rate Loan, in whole or in part, at any time, without penalty or premium. LIBOR Rate Loans may be prepaid subject to the terms and conditions of Section 3.7 below.

(b) After the occurrence of an Event of Default, any fees with respect to such Loan(s) shall become due and payable in the same manner as though the Borrower had exercised such right of prepayment in connection with Section 3.2 of this Agreement. Any prepayment hereunder will be applied first to the payment of all accrued interest to the date of the prepayment and the remainder to the outstanding principal. Further, in the case of any prepayments of a Loan which do not simply represent the conversion of a LIBOR Rate Loan or LIBOR Advantage Rate Loan to a Prime Rate Loan, any amounts applied against principal shall be applied against scheduled installments of principal due thereon in the inverse order of maturity.

3.3 Late Charge. The Bank may collect a late charge not to exceed five percent (5.0%) of any installment of principal or interest on any Loan, or of any other amount due to the Bank which is not paid or reimbursed by the Borrower within ten (10) days of the due date thereof to defray the cost and extra expense involved in handling such delinquent payment and the increased risk of non-collection. In all events, the minimum late charge shall be $35.00.

3.4 Default Interest Rate. In the event the payment of interest is not made within ten (10) days of any Interest Payment Date, or in the event all principal amounts due under the Revolving Credit Note have not been paid within ten (10) days of when due (including, without limitation, the Revolving Credit Termination Date) the unpaid principal shall bear interest at a rate which is equal to two (2) percentage points per annum greater than the rate which would otherwise be in effect (the “Default Rate”). If, at any time, the rate of interest, together with all amounts which constitute interest and which are reserved, charged or taken by Bank as compensation for fees, services or expenses incidental to the making, negotiating or collection of any advance evidenced hereby, shall be deemed by any competent court of law, governmental agency or tribunal to exceed the maximum rate of interest permitted to be charged by the Bank to the Borrower, then, during such time as such rate of interest would be deemed excessive, that portion of each sum paid attributable to that portion of such interest rate that exceeds the maximum rate of interest so permitted shall be deemed a voluntary prepayment of principal.

3.5 Computations. All computations of interest on the Loans shall, unless otherwise expressly provided herein, be made on the basis of a three hundred sixty (360) day year and actual days elapsed.

3.6 Authorization to Charge Account. The Bank is authorized to and may charge principal and interest and all other amounts due hereunder, under any Related Agreement and under the Revolving Credit Note to any account of the Borrower maintained at the Bank when and as it becomes due.

3.7 Voluntary Prepayment of LIBOR Rate Loans.

(a) LIBOR Rate Loans may be prepaid upon the terms and conditions set forth herein. For LIBOR Rate Loans in connection with which the Borrower has or may incur Hedging Obligations, additional obligations may be associated with prepayment, in accordance with the terms and conditions of the applicable Hedging Contracts. The Borrower shall give the Bank, no later than 10:00 a.m., New York City time, at least four (4) Business Days notice of any proposed prepayment of any LIBOR Rate Loans, specifying the proposed date of payment of such LIBOR Rate Loans, and the principal amount to be paid. Each partial prepayment of the principal amount of LIBOR Rate Loans shall be in an integral multiple of $100,000.00 and accompanied by the payment of all charges outstanding on such LIBOR Rate Loans (including the LIBOR Breakage Fee) and of all accrued interest on the principal repaid to the date of payment.

(b) Upon: (i) any default by Borrower in making any borrowing of, conversion into or continuation of any LIBOR Rate Loan following Borrower’s delivery of a borrowing request or continuation/conversion notice hereunder or (ii) any prepayment of a LIBOR Rate Loan on any day that is not the last day of the relevant LIBOR Interest Period (regardless of the source of such prepayment and whether voluntary, by acceleration or otherwise), the Borrower shall pay an amount (“LIBOR Breakage Fee”), as calculated by the Bank, equal to the amount of any losses, expenses and liabilities (including without limitation any loss of margin and anticipated profits) that Bank may sustain as a result of such default or payment. The Borrower understands, agrees and acknowledges that: (i) the Bank does not have any obligation to purchase, sell and/or match funds in connection with the use of the LIBOR Rate as a basis for calculating the rate of interest on a LIBOR Rate Loan, (ii) the LIBOR Rate may be used merely as a reference in determining such rate, and (iii) the Borrower has accepted the LIBOR Rate as a reasonable and fair basis for calculating the LIBOR Breakage Fee and other funding losses incurred by the Bank. Borrower further agrees to pay the LIBOR Breakage Fee and other funding losses, if any, whether or not the Bank elects to purchase, sell and/or match funds.

3.8 Miscellaneous LIBOR Rate Loan Terms.

(a) If the Bank shall determine (which determination shall, upon notice thereof to the Borrower be conclusive and binding on the Borrower) that the introduction of or any change in or in the interpretation of any law, rule, regulation or guideline, (whether or not having the force of law) makes it unlawful, or any central bank or other governmental authority asserts that it is unlawful, for the Bank to make, continue or maintain any LIBOR Rate Loan as, or to convert any loan into, a LIBOR Rate Loan of a certain duration, the obligations of the Bank to make, continue, maintain or convert into any such LIBOR Rate Loans shall, upon such determination, forthwith be suspended until the Bank shall notify the Borrower that the circumstances causing such suspension no longer exist, and all LIBOR Rate Loans of such type shall automatically convert into Prime Rate Loans at the end of the then current LIBOR Interest Periods with respect thereto or sooner, if required by such law or assertion.

(b) In the event that Borrower shall have requested a LIBOR Rate Loan in accordance with Section 3.1 and the Bank, in its sole discretion, shall have determined that U.S. dollar deposits in the relevant amount and for the relevant LIBOR Interest Period are not available to the Bank in the London interbank market; or by reason of circumstances affecting the Bank in the London interbank market, adequate and reasonable means do not exist for ascertaining the LIBOR Rate applicable to the relevant LIBOR Interest Period; or the LIBOR Rate no longer adequately and fairly reflects the Bank’s cost of funding loans; upon notice from the Bank to the Borrower, the obligations of the Bank under Section 3.1 and Section 3.1 to make or continue any loans as, or to convert any loans into, LIBOR Rate Loans of such duration shall forthwith be suspended until the Bank shall notify the Borrower that the circumstances causing such suspension no longer exist.

(c) If, on or after the date hereof, the adoption of any applicable law, rule or regulation or guideline (whether or not having the force of law), or any change therein, or any change in the interpretation or administration thereof by any governmental authority, central bank or comparable agency charged with the interpretation or administration thereof, or compliance by the Bank with any request or directive (whether or not having the force of law) of any such authority, central bank or comparable agency: (a) shall impose, modify or deem applicable any reserve, special deposit or similar requirement (including, without limitation, any such requirement imposed by the Board of Governors of the Federal Reserve System of the United States) against assets of, deposits with or for the account of, or credit extended by, the Bank or shall impose on the Bank or on the London interbank market any other condition affecting its LIBOR Rate Loans or its obligation to make LIBOR Rate Loans; or (b) shall impose on the Bank any other condition affecting its LIBOR Rate Loans or its obligation to make LIBOR Rate Loans, and the result of any of the foregoing is to increase the cost to the Bank of making or maintaining any LIBOR Rate Loan, or to reduce the amount of any sum received or receivable by the Bank under this agreement with respect thereto, by an amount deemed by the Bank to be material, then, within ten (10) days after demand by the Bank, the Borrower shall pay to the Bank such additional amount or amounts as will compensate the Bank for such increased cost or reduction. The Bank shall allocate the effect of such increased cost or reduction on a reasonable basis among its customers in good faith.

(d) All payments by the Borrower of principal of, and interest on, LIBOR Rate Loans and all other amounts payable hereunder shall be made free and clear of and without deduction for any present or future income, excise, stamp or franchise taxes and other taxes, fees, duties, withholdings or other charges of any nature whatsoever imposed by any taxing authority, but excluding franchise taxes and taxes imposed on or measured by the Bank’s net income or receipts (such non-excluded items being called “Taxes”). In the event that any withholding or deduction from any payment to be made by the Borrower hereunder is required in respect of any Taxes pursuant to any applicable law, rule or regulation, then the Borrower will

(i) pay directly to the relevant authority the full amount required to be so withheld or deducted;

(ii) promptly forward to the Bank an official receipt or other documentation satisfactory to the Bank evidencing such payment to such authority; and

(iii) pay to the Bank such additional amount or amounts as is necessary to ensure that the net amount actually received by the Bank will equal the full amount the Bank would have received had no such withholding or deduction been required.

Moreover, if any Taxes are directly asserted against the Bank with respect to any payment received by the Bank hereunder, the Bank may pay such Taxes and the Borrower will promptly pay such additional amount (including any penalties, interest or expenses) as is necessary in order that the net amount received by the Bank after the payment of such Taxes (including any Taxes on such additional amount) shall equal the amount the Bank would have received had not such Taxes been asserted.

If the Borrower fails to pay any Taxes when due to the appropriate taxing authority or fails to remit to the Bank the required receipts or other required documentary evidence, the Borrower shall indemnify the Bank for any incremental Taxes, interest or penalties that may become payable by the Bank as a result of any such failure.

3.9 Security. As security for all the obligations of Borrower to Bank under the Revolving Credit Note and this Agreement, (i) Borrower shall execute and deliver to Bank a certain Security Agreement (the “Security Agreement”) by Borrower granting to Bank a first priority security interest in all Accounts Receivable and Inventory of the Borrower as more particularly set forth therein, and (ii) Guarantor shall execute and deliver to Bank a certain Guaranty (the “Guaranty”) of the liabilities and obligations of the Borrower to the Bank.

SECTION 4. REPRESENTATIONS AND WARRANTIES

The Borrower hereby represents and warrants to the Bank (which representations and warranties will survive the delivery of the Note and this Agreement and the making of any Advances and shall be deemed to be continuing until the Notes are fully paid and this Agreement is terminated) that:

4.1 Existence and Power. (a) The Borrower is and will continue to be, duly organized and validly existing and in good standing under the state of its organization; (b) the Borrower has registered in all locations required under the laws of each jurisdiction (including, without limitation, the State of Minnesota and Commonwealth of Massachusetts) in which it does business; (c) the Borrower is qualified and in good standing to do business in all other jurisdictions (including, without limitation, the State of Minnesota and Commonwealth of Massachusetts) in which the property owned, leased or operated by it or the nature of the business conducted by it makes such qualification necessary; (d) the Borrower has the power to execute and deliver this Agreement, the Note, the Related Agreements and to borrow hereunder; and (e) the Borrower has all requisite permits, authorizations and licenses, without unusual restrictions or limitations, to own, operate and lease its properties and to conduct the business in which it is presently engaged, all of which are in full force and effect.

4.2 Authority. The making and performance by the Borrower of this Agreement, the Note and the Related Agreements has been authorized by all necessary corporate action. The execution and delivery of this Agreement, the Note and the Related Agreements, the consummation of the transactions herein and therein contemplated, the fulfillment of or compliance with the terms and provisions hereof and thereof, (a) are within its powers, (b) will not violate any provision of law or of their organizational documents, or (c) will not result in the breach of, or constitute a default under, or result in the creation of any lien, charge or encumbrance upon any property or assets of the Borrower pursuant to any indenture or bank loan or credit agreement (other than those with the Bank) or other agreement or instrument to which the Borrower is a party. No approval, authorization, consent or other order of or registration or filing (other than UCC financing statements) with any person, entity or governmental body is required in connection with the making and performance of this Agreement, the Note or the Related Agreements.

4.3 Financial Condition. The financial statements described in Schedule 4.3 hereto, heretofore delivered to the Bank, were prepared in conformity with GAAP and are correct and complete in all material respects and fairly present the financial condition and the results of operations of the Borrower for the periods and as of the dates thereof. There are no direct or contingent liabilities not disclosed in such statements or in Schedule 4.3 hereto which in accordance with GAAP are required to be disclosed. Since the date of the latest financial statements delivered to the Bank, there has been no material adverse change in the assets, liabilities, financial condition, business or prospects of the Borrower and except as otherwise permitted herein, no Dividends have been declared or made to members nor have any shares or other ownership interest of Borrower of any class, been purchased or acquired in any manner.

4.4 Information Complete. Subject to any limitations stated therein or in connection therewith, all information furnished or to be furnished by the Borrower pursuant to the terms hereof is, or will be at the time the same is furnished, accurate and complete in all material respects necessary in order to make the information furnished, in the light of the circumstances under which such information is furnished, not misleading.

4.5 Statutory Compliance. The Borrower is in compliance with all federal, state, county and municipal laws, ordinances, rules or regulations applicable to it, its property or the conduct of its business, including, without limitation, those pertaining to or concerning the employment of labor, employee benefits, public health, safety and the environment, except for such failures to comply which do not, alone or in the aggregate, have a Material Adverse Effect.

4.6 Litigation. Except such as are disclosed in Schedule 4.6 hereto, there are no proceedings of a material nature by or before any private, public or governmental body, agency or authority and no litigation is pending, or, so far as is known to the Borrower or any of its officers, threatened against it, which are likely to have a Material Adverse Effect.

4.7 Subsidiaries. The Borrower has no Subsidiaries other than those shown on Schedule 4.7 attached hereto, and the Borrower has not otherwise invested in the stock, common or preferred, or invested in any other ownership interest of any corporation or other entity.

4.8 Events of Default. No Event of Default has occurred and no event has occurred or is continuing which, pursuant to the provisions of Section 9, with the lapse of time and/or the giving of notice specified therein, would constitute an Event of Default.

4.9 Use of Proceeds. The Borrower shall use the proceeds of each Advance for working capital, letters of credit and general business needs. No part of such Loan proceeds will be used, in whole or in part, for the purpose of (a) acquiring all or substantially all of the assets or stock of any person, entity or corporation, or (b) purchasing or carrying any “margin stock” as such term is defined in Regulation U of the Board of Governors of the Federal Reserve System.

4.10 Validity. This Agreement, the Note and Related Agreements, upon the execution and delivery thereof, will be legal, valid, binding and enforceable obligations of the Borrower in accordance with the terms of each.

4.11 Title to Property. The Borrower has good and marketable title to the Collateral subject to no mortgage, pledge, lien, security interest, encumbrance or other charge, except those, if any, set forth in Schedule 4.11 annexed hereto (the “Permitted Liens”).

4.12 Business Name. The Borrower conducts its business solely in its own name without the use of a trade name or the intervention of or through any other entity of any kind, other than as disclosed on Schedule 4.12 annexed hereto.

4.13 Locations. All books and records relating to the Borrower’s assets are located at the Borrower’s chief executive offices as set forth above and its other places and locations, where its assets are located, are as set forth on Schedule 4.13 hereto.

4.14 Capitalization. The authorized capital stock of the Borrower, common and preferred, is as set forth in the financial statements delivered by the Borrower to the Bank. All shares of the stock of the Borrower which are issued and outstanding (i) are validly issued, fully paid and nonassessable and (ii) are free of preemptive rights. No person has any right to participate in, or receive any payment based on any amount relating to, the revenue, income, value or net worth of the Borrower or any component or portion thereof, or any increase or decrease in any of the foregoing.

4.15 Sufficiency of Assets. All of the tangible assets and properties of the Borrower, whether real or personal, owned or leased, utilized by the Borrower in the conduct of its business, have been well maintained and are in good operating condition and repair (with the exception of normal wear and tear), and are free from defects other than such minor defects as do not interfere with the intended use thereof in the conduct of normal operations or adversely affect the resale value thereof. The Borrower owns, leases or has a permanent right to use all the assets, properties, rights, know-how, key personnel, processes and ability which are required for or currently used in connection with the operation of its business as it is presently conducted. Such assets, properties and rights were sufficient to produce the income for the most recent completed, fiscal year as shown on the financial statements previously submitted to the Bank.

4.16 Notices of Environmental Problems. Except as set forth in Schedule 4.16, the Borrower and any tenants of the Borrower have not given nor have they received, any notice that: (a) there has been a material release, or there is a threat of a material release, of toxic substances or hazardous wastes from any real property owned or operated by the Borrower; (b) the Borrower or any tenants of the Borrower may be or is liable for the costs of cleaning up or responding to a release of any toxic substances or hazardous wastes; or (c) any of such real property is subject to a lien for any liability arising from costs incurred in response to a release of toxic substances or hazardous wastes.

4.17 Intellectual Property. The Borrower owns or possesses adequate rights in all intellectual property necessary for the conduct of its business as currently conducted.

4.18 Permits. The Borrower has obtained all licenses, certificates, permits, franchises, rights, code approvals and private product approvals, whether federal, state, local or foreign, which are necessary or required for the lawful operation of the business of the Borrower as presently conducted, and the Borrower and its affiliates are not in violation of any valid rights of others with respect to any of the foregoing, except for such failures to obtain or for such violations which do not, alone or in the aggregate, have a Material Adverse Effect.

4.19 Insurance. The list on Schedule 4.19 annexed hereto contains an accurate and complete listing of all policies of fire, liability, workers’ compensation, builders risk, title and other forms of insurance owned, held by or applicable to the Borrower (or its assets or business), and the Borrower has heretofore delivered to the Bank a true and complete copy of all such policies, including all occurrence-based policies applicable to the Borrower (or its business). All such policies are in full force and effect, all premiums with respect thereto covering all periods up to and including the date of this Agreement have been paid, and no notice of cancellation or termination has been received with respect to any such policy. Such policies are sufficient for compliance with (i) all requirements of law and (ii) all contracts to which the Borrower is a party, and are valid, outstanding and enforceable policies. Such insurance policies provide types and amounts of insurance customarily obtained by businesses similar to the business of the Borrower.

4.20 Employment and Labor Matters. The Borrower has and currently is conducting its business in full compliance with all laws relating to employment and employment practices, terms and conditions of employment, wages and hours, affirmative action, and nondiscrimination in employment, except for such failures of compliance which do not, alone or in the aggregate, have a Material Adverse Effect.

4.21 Taxes.

(a) The amounts provided as a liability on the financial statements for all Taxes are adequate to cover all unpaid liabilities for all Taxes, whether or not disputed, that have accrued with respect to or are applicable to the period ended on and including the date of this Agreement or to any years and periods prior thereto and for which the Borrower may be directly or contingently liable in its own right or as a transferee of the assets of, or successor to, any person, including, without limitation, any liability arising under Treas. Reg. § 1.1502-6. The Borrower has not incurred any Taxes other than in the ordinary course of business for any taxable year for which the applicable statute of limitations has not expired; there are no tax liens (other than liens for current Taxes not yet due and payable) upon the properties or assets of the Borrower.

(b) All federal, state, local and foreign income, corporation and other tax returns have been filed for Borrower, and all other filings in respect of Taxes have been made for Borrower, for all periods through and including the date of this Agreement as required by applicable law. All Taxes shown as due on all such tax returns and other filings have been paid.

4.22 Material Contracts. The Borrower’s filings with the Securities & Exchange Commission include as exhibits all material contracts and arrangements of a type required to be so filed.

4.23 Solvency. The Borrower and its Subsidiaries, on a consolidated basis, are, and will be, after the transaction contemplated by this Agreement and the Related Agreements, Solvent.

SECTION 5. CONDITIONS PRECEDENT

5.1 Initial Advances. Precedent to the effectiveness of this Agreement and to the establishment of the Loan and the initial Advance under the Note, the following documents, each in form and substance satisfactory to the Bank, shall have been delivered to the Bank, and the following conditions shall have been satisfied:

(a) Proof of Action. The Bank shall have received a certified copy of all action taken by the Borrower to authorize the execution and delivery of this Agreement, the Note, the Related Agreements and any and all other agreements and documents which have been or are to be executed and delivered as part of the Loan.

(b) The Note, Related Agreements and Documents. The Borrower shall have executed and delivered to the Bank this Agreement, the Note, the Related Agreements and such other documents as the Bank may reasonably request. The Guarantor shall have executed and delivered to the Bank the Guaranty.

(c) Approval of Bank and Bank Counsel. All legal matters incident to the transactions hereby contemplated shall be satisfactory to counsel for the Bank. All Related Agreements shall have been reviewed and approved by the Bank.

(d) Authority and Enforceability Opinion. An opinion of counsel to the Borrower shall be delivered to the Bank and counsel to the Bank relating to such matters as the Bank and the Bank’s counsel may determine, including without limitation, the following:

(i) This Agreement and all agreements and instruments of even or prior date herewith, to be delivered to the Bank by the Borrower in connection with the Loan have been duly authorized, executed and delivered and are binding upon and enforceable against the Borrower;

(ii) This Agreement, the Note, the Security Agreement, and the Related Agreements are enforceable in accordance with their terms and constitute valid liens on the collateral described therein, as security for the payment of the Borrower’s obligations to the Bank.

(e) [Intentionally Omitted.].

(f) Capital Structure, Other Indebtedness. The capital structure of the Borrower and the terms and conditions of all Indebtedness of the Borrower shall be acceptable to the Bank in its reasonable discretion.

(g) Additional Documents/Field Exam. The Borrower shall have executed and delivered to the Bank such other certifications, agreements or instruments as the Bank may reasonably request to satisfy the terms and conditions of this Agreement, and to establish, protect or perfect the interest of the Bank in any collateral granted to secure the payment and performance of the Borrower’s obligations hereunder and under the other Related Agreements. The Bank shall have conducted a field audit of the Borrower and the Borrower’s assets, which shall be, in all material respects, satisfactory to the Bank.

5.2 Subsequent Advances. Without limiting any other provision of this Agreement every subsequent Advance under the Loan shall be subject to the following conditions precedent that:

(a) No Default. There has then occurred no event which is, or solely with passage of time, or giving of notice, or both, would be an Event of Default which is then continuing.

(b) No Material Adverse Change. There has been no material adverse change (as determined solely by the Bank in its reasonable discretion) in the assets, liabilities, financial condition or business of the Borrower since the date of any financial statements delivered to the Bank before or after the date of this Agreement.

(c) Representations and Warranties. That the representations and warranties contained in Sections 4.1 through 4.23 are true and correct in all respects. Any request for an Advance shall be deemed a certification by the Borrower as to the truth and accuracy of the representations and warranties contained in Sections 4.1 through 4.23 as of the date of such request.

SECTION 6. AFFIRMATIVE COVENANTS

Unless the Bank consents in writing, the Borrower covenants and agrees that, until payment in full of the Notes and the complete performance of all obligations hereunder and under any Related Agreement, they shall:

6.1 Financial Statements. Deliver to the Bank:

(a) monthly reports of the Borrower: within thirty (30) days after the close of each calendar month, the Borrower shall furnish the Bank with:

(i) a statement, current as of the close of business on the last business day of the preceding calendar month, setting forth (A) all receivables of the Borrower, showing separately those receivables which are less than 30, 60 and 90 days old from the due date, the value of each category of receivables, together with a description of all liens, claims, encumbrances, setoffs, defenses and counterclaims with respect thereto, and, (B) all Inventory of the Borrower (including, without limitation, all Eligible Inventory) and the value thereof, together with a description of all liens, claims, encumbrances, setoffs, defenses and counterclaims with respect thereto, both statements certified by an officer of the Borrower; and

(ii) a Borrowing Base Certificate certified by an officer of the Borrower in the form of Exhibit D annexed hereto;

(b) quarterly reports of the Borrower: within forty five (45) days after the close of each of the first three (3) fiscal quarters of each fiscal year of the Borrower, the Borrower shall furnish the Bank with:

(i) financial statements, including a balance sheet as of the close of such quarter, and statements of income and retained earnings and cash flows for the period then ended, prepared by the Borrower and certified by an officer of the Borrower as accurate, true and complete;

(ii) a management prepared compliance certificate (in form acceptable to the Bank) relative to the financial covenants set forth in Section 8 hereof.

(c) annual financial reports of the Borrower: within one hundred twenty (120) days after the close of its fiscal year, the Borrower shall furnish the Bank with the following: original, signed financial statements, including a balance sheet as of the close of such year and statements of income and retained earnings and cash flows for the year then ended, accompanied by a report thereon, unqualified and audited in conformity with GAAP by a firm of independent certified public accountants reasonably acceptable to the Bank together with a management prepared compliance certificate (in form reasonably acceptable to the Bank) relative to the financial covenants set forth in Section 8 hereof; and

(d) additional information: no later than thirty (30) days after the Bank’s written request, such information (not otherwise required to be delivered by this Section 6.1) about the financial condition, business and operations of the Borrower, as the Bank may, from time to time, reasonably request.

All financial statements delivered to the Bank shall be (if applicable) consolidated.

6.2 Insurance. (a) Keep its properties insured against fire and other hazards (so called “All Risk” coverage) in amounts and with companies reasonably satisfactory to the Bank to the same extent and covering such risks as is customary in the same or a similar business, but in no event in an amount less than the full insurable value thereof, which policies shall name the Bank as loss payee and/or mortgagee, as its interest may appear, (b) maintain public liability coverage against claims for personal injuries or death, and (c) maintain all worker’s compensation, employment or similar insurance as may be required by applicable law. Such All Risk property insurance coverage shall provide for a minimum of thirty (30) days’ written cancellation notice to the Bank. The Borrower further agrees to deliver copies of certificates of insurance for all of the aforesaid insurance policies to the Bank, and, upon request, to provide the Bank with copies of the insurance policies. In the event of any loss or damage exceeding deductible amounts to any of the Borrower’s assets, including any collateral securing the Note, the Borrower shall give immediate written notice to the Bank and to its insurers of such loss or damage and shall promptly file proofs of loss with said insurers.

6.3 Compliance with Laws; Payment of Taxes and Other Liens. Comply with all federal, state, county and municipal laws, rules, ordinances and regulations applicable to the Borrower, its business or property, including without limitation, those pertaining to or concerning the employment of labor, employee benefits, public health, safety and the environment. The Borrower shall pay, or cause to be paid, all taxes, assessments, governmental charges or levies, or claims for labor, supplies, rent and other obligations made against it or its property which, if unpaid, might become a lien or charge against it or its property, except liabilities being contested in good faith and against which it shall maintain reserves in amount and in form (book, cash, bond or otherwise) reasonably satisfactory to the Bank.

6.4 State of Organization. Not change its state of organization without prior written consent of the Bank. It shall promptly give the Bank written notice of any change in any of such addresses. All business records, including those pertaining to all accounts and contract rights, shall be kept the States of New York, Minnesota and Massachusetts, unless prior written notice of such change of location is furnished to the Bank.

6.5 Inspection. Allow the Bank by or through any of its officers, agents, attorneys, or accountants designated by it, for the purpose of ascertaining whether or not each and every provision hereof and of any Related Agreement, instrument or document is being performed and for the purpose of examining assets and the records relating thereto, to enter its offices, and plants to examine or inspect any of the properties, books and records or extracts therefrom and to make copies thereof and to discuss the affairs, finances and accounts thereof with it and its accountants, all at such reasonable times and as often as the Bank may reasonably request. Notwithstanding the foregoing and without limiting same, the Bank shall be permitted to conduct on-site field exams, but, prior to the occurrence of an Event of Default, not more than twice per calendar year.

6.6 Litigation. Promptly advise the Bank of the commencement of or threat of litigation, including arbitration proceedings and any proceedings before any governmental agency, which might have a Material Adverse Effect.

6.7 Notices of Environmental and Labor Actions and Claims. Immediately notify the Bank in writing of (a) any enforcement, clean-up, removal or other action instituted or threatened by any federal, state, county or municipal authority or agency pursuant to any public health, safety or environmental laws, rules, ordinances and regulations, (b) any and all claims made or threatened by any third party against the Borrower or any real property owned or operated by it relating either to the existence of, or damage, loss or injury from any toxic substances or hazardous wastes or any other conditions constituting actual or potential violations of such laws, rules, ordinances or regulations and (c) any enforcement or compliance action, instituted or threatened or claim made or threatened by any federal or state authority relating to the employment of labor or employee benefits, which, in any of the foregoing cases, would have a Material Adverse Effect.

6.8 Maintenance of Existence. Continue to conduct its business as presently conducted, maintain its existence and maintain its properties in good repair, working order and operating condition. The Borrower shall immediately notify the Bank of any event causing material loss or unusual depreciation in the value of its business assets and the amount of same.

6.9 Performance. Comply with all terms and conditions of this Agreement, the Related Agreements and the Note and pay all debts before the same shall become delinquent.

SECTION 7. NEGATIVE COVENANTS

Unless the Bank consents in writing, the Borrower covenants and agrees that, until (a) the expiration or termination of any obligation on the part of the Bank to make an Advance and (b) payment in full of all of the Note and the complete performance of all obligations hereunder and under any Related Agreement, it shall not:

7.1 Encumbrances and Agreements Not to Pledge.

(a) Incur or permit to exist any lien, mortgage, security interest, pledge, charge or other encumbrance against any of the Collateral, whether now owned or hereafter acquired, except: (i) Permitted Liens as set forth on Schedule 4.11 hereto and liens in favor of the Bank; (ii) pledges or deposits in connection with or to secure worker’s compensation and unemployment insurance; (iii) tax liens which are being contested in good faith; (iv) purchase money security interests securing Indebtedness permitted pursuant to Section 7.2(c) below, and (v) liens, mortgages, security interests, pledges, charges or other encumbrances in favor of the Bank or specifically permitted, in writing, by the Bank.

(b) Enter into or permit to exist any agreement, arrangement or understanding, either oral or in writing, with any person or entity other than the Bank, which restricts or prohibits the Borrower from incurring or permitting to exist any lien, mortgage, security interest, pledge, charge or other encumbrance on all or any portion of the Collateral.

7.2 Limitation on Indebtedness. Without the prior written consent of the Bank, create or incur any indebtedness for borrowed money, become liable, either actually or contingently, in respect of letters of credit or banker’s acceptances or issue or sell any of its obligations, excluding, however, from the operation of this covenant: (a) the Note and all other Indebtedness to the Bank; (b) other Permitted Indebtedness as set forth in Schedule 7.2 and any extensions or renewals thereof; (c) other Indebtedness up to an aggregate maximum of $10,000,000.00; (d) Indebtedness incurred in the ordinary course of business, and (e) contingent liabilities constituting Indebtedness which are permitted pursuant to Section 7.4 below.

7.3 Disposition of Assets. Sell, lease, pledge, transfer or otherwise dispose of all or any of the Collateral (other than the disposition of inventory in the ordinary course of business as presently conducted), whether now owned or hereafter acquired, except for Permitted Liens and liens or encumbrances required or permitted hereby or by any Related Agreement.

7.4 Contingent Liabilities. Assume, guarantee, endorse or otherwise become liable upon the obligations of any person, entity or corporation except by the endorsement of negotiable instruments for deposit or collection or similar transactions in the ordinary course of business, except for guarantys or other recourse provisions issued under the Borrower’s leasing program or private label consumer credit program, up to an aggregate maximum liability of $10,000,000.00.

7.5 Consolidation, Merger, or Conversion. Merge, consolidate or convert with or into any other corporation or entity; and, for the purposes of this Section 7.5, the acquisition of all or substantially all of the assets, together with the assumption of all or substantially all of the obligations and liabilities, of any corporation or entity shall be deemed to be a consolidation with such corporation or entity; provided, that this Section 7.5 shall not restrict the ability of Borrower (a) to merge or consolidate with any of its Subsidiaries (other than Cybex UK), so long as the Borrower is the surviving entity; or (b) to acquire (whether by merger or acquisition of stock or assets) the assets or business of a third party, so long as (i) the line of business of the person to be acquired is substantially the same line of business as the principal business of the Borrower, (ii) immediately before and immediately after giving pro forma effect to such acquisition, no Event of Default shall have occurred and be continuing and the Borrower shall be in compliance with the financial covenants set forth in Section 8 hereto, and (iii) the value of the acquisition is equal to or less than $5,000,000.

7.6 Loans, Advances, Investments. Purchase or otherwise acquire any shares, ownership interest or obligations of, or make loans or advances to, or investments in, any individual, entity or corporation, except for investments in direct obligations of the United States of America or certificates of deposit (or similar investments) issued by the Bank and except for loans issued in connection with the purchase of the Borrower’s products, up to an aggregate maximum amount at any one time outstanding of $3,000,000.

7.7 Acquisition of Shares of Borrower. Purchase, acquire, redeem or retire, or make any commitment to purchase, acquire, redeem or retire any of the shares or other ownership interest of the Borrower, whether now or hereafter outstanding.

7.8 Dividends. [Intentionally Omitted.]

7.9 Transactions with Subsidiaries and Affiliates. Enter into, or be a party to, any transaction with any Subsidiary or Affiliate (including, without limitation, transactions involving the purchase, sale or exchange of property, the rendering of services or the sale of stock) except in the ordinary course of business and upon fair and reasonable terms no less favorable than would be obtained in a comparable arm’s-length transaction with a person other than a Subsidiary or an Affiliate.

7.10 Change of Name or Location. Change its name or conduct its business under any trade name or style other than as hereinabove set forth or change its chief executive office, place of business or the present location of its assets or records relating thereto from those addresses hereinabove set forth, unless first providing not less than 30 days prior written notice thereof to the Bank.

7.11 Subsidiaries. Acquire, form or dispose of any Subsidiary or acquire all or substantially all or any material portion of the shares or other ownership interest or assets of any other person, entity or corporation. Any Subsidiary deemed to be material by the Bank shall, upon request of the Bank, execute and deliver a guaranty (in the form of the Guaranty) of the Borrower’s liabilities and obligations to the Bank.

7.12 Structure, Tax Classification. Make or consent to a material change in its capital structure or convert into any other type of entity, or change an election to be taxed under Subchapter C or Subchapter S, as applicable, of the Internal Revenue Code.

7.13 Management, Accounting Methods. Make or consent to a material change in the management of the Borrower or in the manner in which the business of the Borrower is conducted or in its method of accounting.

7.14 Use of Property. Allow any business or activity to be conducted on real property owned or occupied by it that uses, manufactures, treats, stores or disposes of any toxic substances or hazardous wastes which are prohibited or regulated under any public health, safety or environmental law, rule, ordinance or regulation or contrary to the provisions of any insurance policy, except in compliance with all applicable laws, ordinances and regulations with respect thereto.

SECTION 8. FINANCIAL COVENANTS

Unless the Bank consents in writing, the Borrower covenants and agrees that, until (a) the expiration or termination of any obligation on the part of the Bank to make an Advance and (b) payment in full of the Notes and the complete performance of all obligations hereunder and under any Related Agreement:

8.1 Calculation of Financial Covenants. The calculation of the financial covenants set forth in this Section 8 shall be measured against the financial statements required to be delivered to the Bank pursuant to Section 6.1 of this Agreement. The initial measurement of the financial covenants set forth in Sections 8.2, 8.3 below shall be June 30, 2008.

8.2 Debt Service Coverage Ratio. The Borrower shall not permit its Debt Service Coverage Ratio to be less than the ratio of 1.20 to 1.0, such Debt Service Coverage Ratio being measured quarterly, on a trailing twelve (12) month basis, as of the final day of each fiscal quarter.

8.3 Leverage Ratio. The Borrower shall not permit its Leverage Ratio to exceed 3.00 to 1.00, such Leverage Ratio being measured quarterly, on a trailing twelve (12) month basis as of the final day of each fiscal quarter of Borrower.

SECTION 9. EVENTS OF DEFAULT: REMEDIES

If any one or more of the following events (“Events of Default,” or, if giving of notice or the lapse of time or both is required, then, prior to such notice and lapse of time, “Defaults”) shall occur:

9.1 (a) Failure to pay the principal of or interest on the Note, or to pay any amounts due under any Hedging Contracts, when due, or to pay any amount when due relating to other Indebtedness owing by the Borrower to Bank, now existing or hereinafter incurred, whether direct or contingent within five (5) Business Days of when due, or (b) any Related Agreement ceases to be in full force and effect or any party to any Related Agreement notifies the Bank that such party has no continuing obligation to pay or perform its obligations thereunder in accordance with the terms of the applicable Related Agreement, or (c) failure by the Borrower to observe, perform or achieve any covenant contained in Sections 6, 7 or 8 hereof;

9.2 Failure by the Borrower to perform any other act, duty, obligation or other agreement of Borrower of a non-monetary nature contained in this Agreement, the Note or such Related Agreement and not otherwise constituting an Event of Default hereunder and such failure continues for twenty (20) days after notice thereof (unless a shorter period of time is provided in such Loan Document, in which event, such shorter time period shall apply); or

9.3 Any representation or warranty made by the Borrower herein or in any Related Agreement, or any statement, certificate or other data furnished by the Borrower in connection herewith or with any Related Agreement, proves at any time to be incorrect in any material respect; or

9.4 A judgment or judgments for the payment of money in excess of $250,000.00 shall be rendered against the Borrower or any Subsidiary, and any such judgment shall remain unsatisfied and in effect for any period of thirty (30) consecutive days without a stay of execution (but, with respect to a Subsidiary other than Cybex UK, only if such event would have a Material Adverse Effect on Borrower); or

9.5 Any levy, seizure, attachment, garnishment, execution or similar process shall be issued or levied on any of the Borrower’s or Subsidiary’s property and is not dismissed, bonded over or otherwise addressed in a manner satisfactory to the Bank within thirty (30) days thereof (but, with respect to a Subsidiary other than Cybex UK, only if such event would have a Material Adverse Effect on Borrower); or

9.6 The Borrower or any Subsidiary shall (a) apply for or consent to the appointment of a receiver, conservator, trustee or liquidator of all or a substantial part of any of its assets; (b) be unable, or admit in writing its inability, to pay its debts as they mature; (c) file or permit the filing of any petition or case for arrangement, reorganization, or the like under any insolvency or bankruptcy law, or the adjudication of it as a bankrupt, or the making of an assignment for the benefit of creditors or the consenting to any form of arrangement for the satisfaction, settlement or delay of debt or the appointment of a receiver for all or any part of its properties; or (d) take any action for the purpose of effecting any of the foregoing (but, with respect to a Subsidiary other than Cybex UK, only if such event would have a Material Adverse Effect on Borrower); or

9.7 An order, judgment or decree shall be entered, or a case shall be commenced, against the Borrower or any Subsidiary, without the application, approval or consent of the Borrower or such Subsidiary by or in any court of competent jurisdiction, approving a petition or permitting the commencement of a case seeking reorganization or liquidation of the Borrower or such Subsidiary or appointing a receiver, trustee, conservator or liquidator of the Borrower or such Subsidiary with respect to all or a substantial part of its assets and the Borrower or such Subsidiary, by any act, indicates its approval thereof, consent thereto, or acquiescence therein, and such order, judgment, decree or case shall continue unstayed and in effect for any period of sixty (60) consecutive days (but, with respect to a Subsidiary other than Cybex UK, only if such event would have a Material Adverse Effect on Borrower); or

9.8 The Borrower or any Subsidiary shall dissolve or liquidate, or be dissolved or liquidated, or cease to legally exist, or merge, consolidate or convert, or be merged, consolidated or converted with or into any other corporation or entity (but, with respect to a Subsidiary other than Cybex UK, only if such event would have a Material Adverse Effect on Borrower); or

9.9 The suspension of business for any reason other than strike, casualty or cause beyond the Borrower’s control and in the event of such suspension for cause beyond the Borrower’s control, failure to resume operations as soon as reasonably possible; or

9.10 Participation in any illegal activity or in any activity, whether or not related to the business of the Borrower, that may subject the assets of the Borrower to (i) a restraining order or any form of injunction issued by any federal or state court, or (ii) seizure, forfeiture or confiscation by any federal or state governmental instrumentality; or

9.11 Failure by the Borrower or any Subsidiary to pay any other Indebtedness or obligation to a Person other than the Bank in excess of $500,000.00, whether contingent or otherwise, which failure continues beyond any applicable grace or cure periods, or if any such other Indebtedness or obligation shall be accelerated unless the reason for such acceleration is being contested in good faith and the Borrower has set aside funds or posted a bond to the reasonable satisfaction of the Bank sufficient to satisfy such contested amounts (but, with respect to a Subsidiary other than Cybex UK, only if such event would have a Material Adverse Effect on Borrower); or

9.12 [Intentionally Omitted.]

then, and in any such event, the Bank may, by notice in writing to the Borrower, accelerate the Note, declare the then outstanding principal balance and all interest accrued on the Note and the other Related Agreements and all applicable late and other charges and all other liabilities and obligations of the Borrower to the Bank to be, and they shall thereupon forthwith become, immediately due and payable, without presentment or demand for payment, notice of non-payment, protest or any other notice or demand of any kind, all of which are expressly waived by the Borrower; provided, that upon the occurrence of any Event of Default described in Section 9.6 or Section 9.7 above, all such amounts shall become immediately due and payable automatically and without the requirement of notice from the Bank.

If any one or more of the Events of Default specified in Sections 9.6 or 9.7 shall occur, any right of Borrower to obtain additional loans from Bank shall forthwith terminate and the Bank shall be relieved of all further obligations to make any Advances to the Borrower pursuant to Section 2 without notice to the Borrower, and the Bank shall be relieved of all further obligations to issue, extend or renew letters of credit. If any other Event of Default shall have occurred and be continuing, the Bank may by notice to the Borrower, terminate the unused portions of the Loan, and upon such notice being given such unused portions of the Loan shall terminate immediately and the Bank shall be relieved of all further obligations to make any Advances, and the Bank also shall be relieved of all further obligations to issue, extend or renew letters of credit.

The Bank, or affiliates of the Bank, have, or may in the future, enter into financial arrangements with or extend financial accommodations in favor of the Borrower, Affiliates and/or Subsidiaries (each a “Related Loan Facility” and collectively, the “Related Loan Facilities”). As a condition and in consideration of the Bank entering into the Revolving Credit Facility, Borrower agrees that the occurrence of any event of default with respect to any of the Related Loan Facilities or with respect to any other liability and/or obligation which any of the Borrower, any Subsidiary of the Borrower or any Affiliate of the Borrower may have to the Bank, now existing or hereafter arising, shall constitute an Event of Default hereunder whereupon, in addition to and without limiting any other rights and remedies of the Bank, the Bank, at Bank’s option, may, by notice in writing to the Borrower, terminate all obligations to make any further Advances under the Revolving Credit Facility and all amounts due under the Revolving Credit Facility shall be immediately due and payable, without presentment or demand for payment, notice of non-payment, protest or any other notice or demand of any kind, all of which are expressly waived by the Borrower, notwithstanding anything to the contrary contained in any of the Related Agreements.

SECTION 10. MISCELLANEOUS

10.1 Waivers.

(a) The Borrower hereby waives presentment, demand, notice, protest, notice of acceptance of this Agreement, notices of advances made, credit extended, collateral received or delivered or other action taken in reliance hereon and all other demands and notices of any description. With respect to this Agreement, the Related Agreements, the Note and any collateral now or hereafter securing the Note, the Borrower assents to any extension or postponement of the time of payment or any other indulgence, to any substitution, exchange or release of any collateral now or hereafter securing the Note, to the addition or release of any party or person primarily or secondarily liable, to the acceptance of partial payments thereon and the settlement, compromising or adjusting of any thereof, all in such manner and at such time or times as the Bank may deem advisable. The Bank shall have no duty as to the collection or protection of any collateral now or hereafter securing the Note or any income thereon, nor as to the preservation of rights against prior parties, nor as to the preservation of any rights pertaining thereto beyond the safe custody thereof. The Bank may exercise its rights with respect to any collateral without resorting or regard to other collateral now or hereafter securing the Note or sources of reimbursement for liability. The Bank shall not be deemed to have waived any of its rights upon or under any document or agreement relating to the liabilities of the Borrower or any collateral now or hereafter securing any such liabilities unless such waiver be in writing and signed by the Bank. No delay or omission on the part of the Bank in exercising any right shall operate as a waiver of such right or any other right. A waiver on any one occasion shall not be construed as a bar to or waiver of any right on any future occasion. The Bank may revoke any permission or waiver previously granted to the Borrower, such revocation shall be effective whether given orally or in writing. All rights and remedies of the Bank with respect to this Agreement, the Related Agreements, the Note or any collateral now or hereafter securing the Note, whether evidenced hereby or by any other instrument or document, shall be cumulative and may be exercised singularly or concurrently.

(b) WAIVER OF JURY TRIAL. BECAUSE DISPUTES ARISING IN CONNECTION WITH COMPLEX FINANCIAL TRANSACTIONS ARE MOST QUICKLY AND ECONOMICALLY RESOLVED BY AN EXPERIENCED AND EXPERT PERSON AND THE PARTIES WISH APPLICABLE STATE AND FEDERAL LAWS TO APPLY (RATHER THAN ARBITRATION RULES), THE PARTIES DESIRE THAT THEIR DISPUTES BE RESOLVED BY A JUDGE APPLYING SUCH APPLICABLE LAWS. THEREFORE, TO ACHIEVE THE BEST COMBINATION OF THE BENEFITS OF THE JUDICIAL SYSTEM AND OF ARBITRATION, THE PARTIES HERETO WAIVE ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, SUIT, OR PROCEEDING BROUGHT TO RESOLVE ANY DISPUTE, WHETHER SOUNDING IN CONTRACT, TORT OR OTHERWISE, AMONG THE BANK AND ANY BORROWER ARISING OUT OF, CONNECTED WITH, RELATED TO, OR INCIDENTAL TO THE RELATIONSHIP ESTABLISHED AMONG THEM IN CONNECTION WITH, THIS AGREEMENT, THE NOTE, THE RELATED AGREEMENTS OR THE TRANSACTIONS RELATED THERETO.

(c) The Borrower acknowledges that the transaction of which this Agreement is a part is a commercial transaction.

10.2 Notices. All notices, requests or demands to or upon a party to this Agreement shall be given or made by the other party hereto in writing, directed to the applicable party at the addresses indicated below or to such other addresses as such addressee may have designated in writing to the other party hereto. No other method of giving any notice, request or demand is hereby precluded.

If to the Bank:	RBS Citizens, National Association
28 State Street
Boston, Massachusetts 02109
Attn: Mr. David J. Bugbee

With a copy to:	Seyfarth Shaw, LLP
World Trade Center East
Two Seaport Lane, 3rd Floor
Boston, MA 02210-2028
Attn: Christopher P. Chappell, Esquire

If to the Borrower:	Cybex International, Inc.
10 Trotter Drive
Medway, Massachusetts 02053
Attn: Mr. Arthur W. Hicks, Jr.

With a copy to:	Archer & Greiner, P.C.
One Centennial Square
Haddonfield, New Jersey 08033
Attention: James Carll, Esquire

Except as otherwise provided herein, whenever it is provided herein that any notice, demand, request, consent, approval, declaration or other communication shall or may be given to or served upon any of the parties by any other parties, or whenever any of the parties desires to give or serve upon any other parties any communication with respect to this Agreement, each such notice, demand, request, consent, approval, declaration or other communication shall be in writing and shall be deemed to have been validly served, given or delivered (a) upon the earlier of actual receipt or refusal of delivery, (b) upon transmission, when sent by telecopy or other similar facsimile transmission (with such telecopy or facsimile promptly confirmed by delivery of a copy as otherwise provided in this Section 10.2), (c) one (1) Business Day after deposit with a reputable overnight courier with all charges prepaid, or (d) when delivered, if hand-delivered by messenger, all of which shall be addressed to the party to be notified and sent to the address or facsimile number indicated in this Section 10.2 or to such other address (or facsimile number) as may be substituted by notice given as herein provided. The giving of any notice required hereunder may be waived in writing by the party entitled to receive such notice. Failure or delay in delivering copies of any notice, demand, request, consent, approval, declaration or other communication to any party caused as a result of substitution of counsel or such party’s change of address, telecopy or facsimile and such party’s failure to notify the parties hereto of such change shall in no way adversely affect the effectiveness of such notice, demand, request, consent, approval, declaration or other communication.

10.3 Expenses; Additional Documents. The Borrower will pay all taxes levied or assessed upon the principal sum of the Advances made against the Bank and all costs and expenses arising out of the preparation, collection and/or other enforcement of this Agreement, the Related Agreements, the Note, or of any collateral or security interest now or hereafter granted to secure the Note or security interest or lien granted under any Related Agreement (including, without limitation, counsels’ reasonable fees). The Borrower shall reimburse the Bank upon demand for the costs of any field exam and appraisal. The Borrower will, from time to time, at its expense, execute and deliver to the Bank all such other and further instruments and documents and take or cause to be taken all such other and future action as the Bank shall request in order to effect and confirm or vest more securely all rights contemplated by this Agreement or any Related Agreement.

10.4 Pledge To The Federal Reserve. The Bank may at any time pledge all or any portion of its rights under this Agreement, the Note, or the Related Agreements to any of the twelve (12) Federal Reserve Banks organized under Section 4 of the Federal Reserve Act, 12 U.S.C. Section 341. No such pledge or enforcement thereof shall release the Bank from its obligations under any of the loan documents.

10.5 Replacement of Documents. Upon receipt of an affidavit of an officer of the Bank and indemnification as to the loss, theft, destruction or mutilation of the Note (or either of them) or any Related Agreement which is not of public record, and, in the case of any such loss, theft, destruction or mutilation, upon cancellation of the Note or other Related Agreement, the Borrower will issue, in lieu thereof, a replacement Note or other agreement in the same principal amount thereof and otherwise of like tenor.

10.6 Indemnification. The Borrower shall indemnify, defend, and hold the Bank and any employee, officer, or agent of the Bank (each, an “Indemnified Person”) harmless of and from any claim brought or threatened against any Indemnified Person by the Borrower, or any endorser of the Note, or any other person (as well as from attorneys’ reasonable fees and expenses in connection therewith) on account of the Bank’s relationship with the Borrower, or any endorser of the Note (each of which may be defended, compromised, settled, or pursued by the Indemnified Person with counsel of the Bank’s selection, but at the expense of the Borrower) other than any claim as to which a final determination is made in a judicial proceeding (in which the Bank and any other Indemnified Person has had an opportunity to be heard), which determination includes a specific finding that the Indemnified Person seeking indemnification had breached this Agreement or acted in a grossly negligent manner or in actual bad faith.

The Borrower agrees to defend, indemnify and hold harmless the Bank and any participants, successors or assigns of the Bank and the officers, directors, employees, counsel and agents and each of them from and against any and all losses, claims, liabilities, asserted liabilities, costs and expenses, including, without limitation, costs of litigation and attorneys’ reasonable fees incurred in connection with any and all claims or proceedings for bodily injury, property damage, abatement or remediation, environmental damage or impairment or any other injury or damage (including all foreseeable and unforeseeable consequential damage) or any diminution in value of any collateral resulting from or relating, directly or indirectly, to (a) any release, spilling, leaking, migrating, discharging, escaping, leaching, dumping or disposing (hereinafter, a “Release”) into the environment of any toxic substances or hazardous wastes (actual or threatened), a threatened Release, the existence or removal of any toxic substances or hazardous wastes on, into, from, through or under any real property owned or operated by the Borrower (whether or not such Release was caused by the Borrower or any Affiliate, a tenant, subtenant, prior owner or tenant or any other person and whether or not the alleged liability is attributable to the handling, storage, generation, transportation or disposal of toxic substances or hazardous wastes or the mere presence of such toxic substances or hazardous wastes) or (b) the breach or alleged breach by the Borrower of any federal, state or local law or regulation concerning public health, safety or the environment with respect to any real property owned or operated by the Borrower and/or any business conducted thereon. It is acknowledged and agreed that the scope of this indemnity shall not include damages suffered by the Bank due solely to its own gross negligence or willful misconduct, except that this indemnification shall not be applicable to any conditions resulting from a Release occurring through no fault of the Borrower following the Bank’s taking possession of the Borrower’s property.

10.7 Lien and Set Off. The Borrower hereby grants to the Bank, a lien, security interest and right of setoff as security for all liabilities and obligations to Bank, whether now existing or hereafter arising, upon and against all deposits, credits, collateral and property, now or hereafter in the possession, custody, safekeeping or control of the Bank or any entity under the control of RBS Citizens, National Association or in transit to any of them. The Bank may set off the same or any part thereof at any time without demand or notice and apply the same to any liability or obligation of the Borrower of the adequacy of any other collateral securing the loan. ANY AND ALL RIGHTS TO REQUIRE THE BANK TO EXERCISE ITS RIGHTS OR REMEDIES WITH RESPECT TO ANY OTHER COLLATERAL WHICH SECURES THE NOTES, PRIOR TO EXERCISING ITS RIGHT OF SETOFF WITH RESPECT TO SUCH DEPOSITS, CREDITS OR OTHER PROPERTY OF THE BORROWER ARE HEREBY KNOWINGLY, VOLUNTARILY AND IRREVOCABLE WAIVED.

10.8 Payments. All payments made by the Borrower to the Bank shall be in lawful money of the United States in immediately available funds. The Bank is authorized (but not required) to charge principal and interest and all other amounts due hereunder, under any Related Agreement and under the Note to any account of the Borrower when and as it becomes due.

10.9 Governing Law. This Agreement, the Related Agreements and the rights and obligations of the parties hereunder and thereunder shall be construed and interpreted in accordance with the laws of The Commonwealth of Massachusetts. The Borrower agrees that the execution of this Agreement, the Note, and Related Agreements and the performance of the Borrower’s obligations hereunder and thereunder shall be deemed to have a situs in The Commonwealth of Massachusetts, and the Borrower shall be subject to the personal jurisdiction of the courts of the Commonwealth of Massachusetts with respect to any action the Bank or its successors or assigns may commence hereunder or thereunder. Accordingly, the Borrower hereby specifically and irrevocably consents to the jurisdiction of the courts of the Commonwealth of Massachusetts with respect to all matters concerning this Agreement, the Note, Related Agreements, or the enforcement of any of the foregoing.

10.10 Survival of Representations. All representations, warranties, covenants and agreements herein contained or made in writing in connection with this Agreement shall survive the execution and delivery of the Note, shall continue in full force and effect until all amounts payable on account of the Note, the Related Agreements and this Agreement shall have been paid in full and this Agreement has been terminated by the Bank.

10.11 Severability. If any provision of this Agreement shall to any extent be held invalid or unenforceable, then only such provision shall be deemed ineffective and the remainder of this Agreement shall not be affected.

10.12 Integration; Modifications. This Agreement is intended by the parties as the final, complete and exclusive statement of the transactions evidenced by this Agreement and supercede all oral statements and prior writings, with respect thereto. No modification or amendment hereof shall be effective unless the same shall be in writing and signed by the parties hereto.

10.13 Assignments. The Borrower may not assign any of its obligations hereunder or under any Related Agreement to any person without the prior written consent of the Bank. The Bank may, without notice to or consent of the Borrower, or any other person, sell, assign, grant a participation in or otherwise dispose of all or any portion of the Note, this Agreement and the Related Agreements to one or more banks or other financial institutions. In connection therewith, the Bank may disclose to a prospective purchaser, assignee, participant or transferee, any information possessed by the Bank relating to the Borrower, the Loans and the collateral securing same.

10.14 Participations. Bank shall have the unrestricted right at any time and from time to time, and without the consent or notice to Borrower to grant to one or more institutions or other persons (each a “Participant”) participating interests in Bank’s obligations to lend hereunder and/or any or all of the Loans held by Bank hereunder (in each instance, a “Participation”). In the event of any such grant by Bank of a participating interest to a Participant, whether or not upon notice to Borrower, Bank shall remain responsible for the performance of its obligations hereunder and Borrower shall continue to deal solely and directly with Bank in connection with Bank’s rights and obligations hereunder. Bank shall furnish any information concerning Borrower in its possession from time to time to any prospective assignees and Participants, provided that Bank shall require any such prospective assignee or Participant to maintain the confidentiality of such information.

10.15 Capital Adequacy; Increased Costs; Illegality.

(a) If the Bank shall have determined that any law, treaty, governmental (or quasi-governmental) rule, regulation, guideline or order regarding capital adequacy, reserve requirements or similar requirements or compliance by the Bank with any request or directive regarding capital adequacy, reserve requirements or similar requirements (whether or not having the force of law), in each case, adopted after the date hereof from any central bank or other governmental authority will increase or would have the effect of increasing the amount of capital, reserves or other funds required to be maintained by the Bank and thereby reducing the rate of return on the Bank’s capital as a consequence of its obligations hereunder, then the Borrower shall from time to time upon ten (10) days’ written demand by the Bank pay to the Bank, additional amounts sufficient to compensate the Bank for such reduction. A certificate as to the amount of that reduction and showing the basis of the computation thereof submitted by the Bank to the Borrower shall, absent manifest error, be final, conclusive and binding for all purposes. The Bank shall allocate the effect of such reduction among its customers in good faith.

(b) If, due to either (i) the enactment of or any change in any law or regulation (or any change in the interpretation thereof) or (ii) the compliance with any guideline or request from any central bank or other governmental authority (whether or not having the force of law), in each case adopted after the date hereof, there shall be any increase in the cost to the Bank of agreeing to make or making, funding or maintaining any Advance, then the Borrower shall from time to time, upon ten (10) days’ written demand by the Bank pay to the Bank additional amounts sufficient to compensate the Bank for such increased cost. A certificate as to the amount of such increased cost, submitted to the Borrower by the Bank, shall be conclusive and binding on Borrower for all purposes, absent manifest error. The Bank agrees that, as promptly as practicable after it becomes aware of any circumstances referred to above which would result in any such increased cost, the Bank shall, to the extent not inconsistent with the Bank’s internal policies of general application, use reasonable commercial efforts to minimize costs and expenses incurred by it and payable to it by Borrower pursuant to this Section 10.15. The Bank shall allocate such increased costs among its customers in good faith.

10.16 Transaction in Best Interests of Borrower; Consideration. The transaction evidenced by this Agreement, the Note and the Related Agreements is in the best interests of the Borrower, its Subsidiaries and the creditors of such persons.

10.17 Advice of Counsel. Each of the parties represents to each other party hereto that it has reviewed and discussed this Agreement with its counsel.

10.18 Counterparts. This Agreement may be executed in any number of separate counterparts, each of which shall collectively and separately constitute one agreement.

10.19 Successors and Assigns. This Agreement shall be binding upon and shall inure to the benefit of the Borrower, the Bank and their respective successors and assigns.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as a sealed instrument as of the day and year first above written.

Witness	BORROWER

Cybex International, Inc.

/s/ James H. Carll	By:	/s/ Arthur W. Hicks, Jr.
Print Name: James H. Carll	Name:	Arthur W. Hicks, Jr.
	Title:	President

Witness:	BANK

RBS Citizens, National Association

/s/ Nanette Capine Halpiu	By:	/s/ David J. Bugbee
Print Name: Nanette Capine Halpiu	Name:	David J. Bugbee
	Title:	Senior Vice President

List of Schedules and Exhibits:

Exhibit A -	Form of Revolving Credit Note
Exhibit B -	Form of Loan Request
Exhibit C -	Notice of Rate Selection
Exhibit D -	Form of Borrowing Base Certificate

Schedule 4.3 -	Financial Statements
Schedule 4.6 -	Litigation
Schedule 4.7 -	Subsidiaries
Schedule 4.11 -	Permitted Liens
Schedule 4.12 -	Business Names
Schedule 4.13 -	Locations
Schedule 4.16 -	Notices of Environmental Problems
Schedule 4.19 -	Insurance
Schedule 5.1(e) -	Subordinated Debt
Schedule 7.2 -	Permitted Indebtedness

Exhibit A

Form of Revolving Credit Note

Please see attached.

Exhibit B

Form of Loan Request

                 , 200

RBS Citizens, National Association

28 State Street

Boston, Massachusetts 02109

Attention:

RE: RBS Citizens, National Association/Cybex International, Inc.

Dear Sir:

This Loan Request is submitted by Cybex International, Inc. (the “Borrower”) to RBS Citizens, National Association (the “Bank”) pursuant to that certain Credit Agreement dated July __, 2008 by and between the Borrower and the Bank (the “Credit Agreement”) in order to induce the Bank to make the Advance requested. Capitalized terms not otherwise defined herein shall have the meaning given such term in the Credit Agreement.

(i)	This is a request for an Advance under the Revolving Credit Facility.

(ii)	The amount of Advance requested, for which Borrower is eligible to borrow, is $ .

(iii)	The requested Advance is to accrue interest (from the interest rate options as set forth in the Credit Agreement) as a:

Select one:	Prime Rate Loan;
LIBOR Advantage Rate Loan; or
LIBOR Rate Loan

and, in the case of a LIBOR Rate Loan, the applicable interest period is                      months.

(iv)	Requested date on which Advance is to be made: .

(v)	At the time of the Advance, the Borrower hereby certifies and warrants that it is in compliance with all covenants as provided for in the Credit Agreement.

Executed as an instrument under seal on this      day of             , 200    .

BORROWER

Cybex International, Inc.

By:
Name:
Title:

Exhibit C

Notice of Rate Selection

                 , 200

RBS Citizens, National Association

28 State Street

Boston, Massachusetts 02109

Attention:

RE: RBS Citizens, National Association/Cybex International, Inc.

Dear Sir:

Reference is hereby made to a certain Credit Agreement dated July __, 2008 (the “Credit Agreement”) by and between RBS Citizens, National Association (the “Bank”) and Cybex International, Inc. (the “Borrower”). Capitalized terms used herein which are not otherwise specifically defined shall have the same meaning herein as given such term in the Credit Agreement.

(i)	This Notice is given to the Bank to advise of the Borrower’s selection of an interest rate with respect to an Advance already made in the principal amount of $ under the Revolving Credit Facility.

(ii)	Interest Rate selection:

Select one:	LIBOR Advantage Rate Loan;
LIBOR Rate Loan; or
Prime Rate Loan

and, in the case of a LIBOR Rate Loan, the applicable Interest Period is                      months.

(iii)	Effective date of change: .

Executed as an instrument under seal on this      day of             , 200  .

BORROWER

Cybex International, Inc.

By:
Name:
Title:

Exhibit D

Form of Borrowing Base Certificate

SCHEDULE 4.3

Financial Statements

SCHEDULE 4.6

Litigation

None

SCHEDULE 4.7

Subsidiaries

Cybex Capital Corporation	New York

Cybex Fitness Gerate Vertriebs, GmbH	Germany

Cybex International UK Ltd.	United Kingdom

Cybex Hong Kong Limited	Hong Kong

SCHEDULE 4.11

Permitted Liens

See Attached

SCHEDULE 4.12

Business Name(s)

None

SCHEDULE 4.13

Locations

1975 24th Avenue SW, Owatonna, MN

320 Norwood Park South, Norwood, MA

SCHEDULE 4.16

Notices of Environmental Problems

None

SCHEDULE 4.19

Insurance

See Attached

SCHEDULE 5.1(e)

Subordinated Debt

None

SCHEDULE 7.2

Permitted Indebtedness

Wachovia Bank, National Association

$3,000,000.00 Term Loan, Outstanding as of June 30, 2008 $0.00. Maturity Date January 1, 2014.

$7,000,000.00 Term Loan, Outstanding as of June 30, 2008 $4,665,961.00. Maturity Date March 1, 2013

Citizens Bank of Massachusetts

$13,000,000.00 Real Estate Loan, Outstanding as June 30, 2008 $12,523,333.00. Maturity Date July 2, 2014.

United Leasing — Capital Leases

Vertical Machine Outstanding as June 30, 2008 $25,948.46. Maturity Date April 30, 2009.

Robotic Weld Cell Outstanding as of June 30, 2008 $22,250.84. Maturity Date April 30, 2009.

2004 Ford Van Outstanding as of June 30, 2008 $4,984.29. Maturity Date May 22, 2009.